Exhibit 4.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of November 20, 2009 and is entered into by and among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).

RECITALS

A.            Under the Existing Agreement (as defined below), Borrowers requested Lender to make available to them (i) a term loan (the “Existing Term Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Term Loan Commitment”) and (ii) a revolving facility (the “Existing Revolving Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Revolving Loan Commitment”); and

B.            Under the First Amendment to Existing Agreement, dated as of November 19, 2008, the Existing Revolving Loan Commitment Amount was reduced to an aggregate principal amount of $9,000,000; and

C.            As of the date hereof and immediately prior to giving effect to this Agreement, the Existing Secured Obligations equal $22,725,811.89, of which (i) $9,102,836 constitutes the aggregate principal amount of all Existing Revolving Loans, (ii) $11,768,582 constitutes the aggregate principal amount of the Existing Term Loan, (iii) $68,422 constitutes the aggregate accrued and unpaid interest on all Existing Revolving Loans, (iv) $98,521 constitutes the aggregate accrued and unpaid interest on the Existing Term Loan, (v) $160,000 constitutes that unpaid portion of the Restructuring Fee under and as defined in the Existing Agreement and (vi) $1,527,450.89 constitutes all other outstanding Existing Secured Obligations; and

D.            As of the date hereof and immediately prior to giving effect to this Agreement, Lender assigned to Hercules Technology I, LLC a portion of its interest in the Existing Term Loan equal to $5,000,000, and substantially contemporaneously therewith, Hercules Technology I, LLC cancelled such $5,000,000 in exchange for 67,294,751 shares of common Capital Stock of Parent Borrower at par $0.00001; and

E.             In connection with the negotiations to restructure the Existing Agreement, Borrowers have requested that Lender amend and restate the Existing Agreement and restructure the Existing Term Loan and the Existing Revolving Commitments and continue such loans hereunder as follows: (i) a term loan A (the “Term Loan A”) in an initial aggregate principal amount of $5,500,000 (the “Term Loan A Commitment”), (ii) a term loan B (the “Term Loan B”) in an initial aggregate principal amount of $5,000,000 (the “Term Loan B Commitment”) and (iii) a revolving facility (the “Revolving Loan”) in an initial aggregate principal of $12,000,000 (the “Revolving Loan Commitment”); and

F.             Lender is willing to amend and restate the Existing Agreement and restructure the Existing Term and Existing Revolving Commitments as herein provided on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Borrower and Lender agree as follows:

SECTION 1.         DEFINITIONS, RULES OF CONSTRUCTION AND ACKNOWLEDGMENTS

1.1.          Definitions.  Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“90-Day VWAP Price” means, as of the date of determination, the ninety (90) day volume weighted average price per share of Parent Borrower’s common Capital Stock, determined by reference to the closing price on an Approved Exchange of such common Capital Stock during such period.

“2009 Recapitalization” means the recapitalization of the Parent Borrower’s Capital Stock pursuant to that certain Debt Conversion Agreement.

“Account Control Agreement(s)” means any agreement in form, scope and substance satisfactory to Lender entered into by Lender, any Borrower and a third party bank or other institution (including a securities intermediary) in which such Borrower maintains a deposit account or securities account and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.

“Acquisition Agreement” means the acquisition agreement entered into in connection with a Permitted Acquisition.

“Acquisition Documents” means the Acquisition Agreement and each other agreement, instrument, side letter or other document executed and delivered in connection with a Permitted Acquisition.

“Adjusted 30-Day VWAP Price” means, as of the date of determination, the price per share of common Capital Stock of Parent Borrower equal to: (A) the thirty (30) day volume weighted average price of Parent Borrower’s common Capital Stock, determined by reference to: the closing price of such common Capital Stock as listed on the Approved Exchange during such period, multiplied by eighty percent (80%), so long as, as of the date of determination, the common Capital Stock of the Parent Borrower is listed an Approved Exchange or (B) in accordance with the Valuation Procedures, in the event the common Capital Stock of Parent Borrower has ceased to be listed on an Approved Exchange.

“Advance(s)” means a Revolving Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Parent Borrower on behalf of itself and of each Borrower to Lender in substantially the form of Exhibit A and in form and substance satisfactory to Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.

“Amended Side Letter Agreement” means that certain Amended Side Letter Agreement dated as of November 20, 2009, among the Borrowers and the Lender.

“Approved Exchange” means any of Nasdaq, the New York Stock Exchange or the American Stock Exchange, to the extent that the common Capital Stock of the Parent Borrower shall at the date of determination be then traded and subject to an effective listing on such exchange.

“Approved Projections” means those projections of the annual operational budget of the Parent Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements through the Term Loan B Maturity Date, delivered from time to time in accordance with the terms of this Agreement, all in form and substance, and with such supporting documentation and underlying assumptions, as reasonably acceptable to Lender and approved by Lender in writing.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower” or “Borrowers” has the meaning ascribed to such terms in the Preamble hereto.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Borrower or which any Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all service offerings that have been licensed or distributed by any Borrower since its respective incorporation or formation.

“Borrowing Base” means 85% of Eligible Accounts.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit H and in form and substance satisfactory to Lender.

“Business Day” means a day in which the banking institutions in the State of California are open for business.

“Capital Stock” means, with respect to any Person, any and all shares of capital stock, any membership, partnership or other ownership interests or any other class of stock or equity interests, participations or other equivalents in such Person (however designated, whether voting or non-voting, general or limited) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Cash” means all cash, Cash Equivalents and liquid funds.

“Cash Equivalents” means those items and accounts described in clause (ii) of the definition of Permitted Investments.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent Borrower, (ii) any sale, lease, license or transfer of any substantial part of the assets of the Borrowers and Subsidiaries, taken as a whole, (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13-d5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of Parent Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), provided that the transfer by Hercules LLC or Lender (or any Affiliate of Hercules LLC or Lender) of the equity securities of Parent Borrower held by Hercules LLC or Lender (or such Affiliate of Hercules LLC or Lender) to any Person shall not be deemed a “Change in Control”, (iv) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent Borrower cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, or (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of the election or nomination at least a majority of that board or equivalent governing body, or (v) Parent Borrower ceases to own 100% of the Capital Stock of DDMS or ISC, or (vi) ISC ceases to own 100% of the Capital Stock of Embedded or Opt.  Notwithstanding the foregoing, the 2009 Recapitalization, the election of a new board of directors of Parent Borrower in connection with the 2009 Recapitalization or any change in the board of directors of Parent Borrower pursuant to Section 3.1 of the Debt Conversion Agreement that arises as a direct result of any action taken or inaction by Hercules LLC shall not constitute a Change in Control hereunder.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.1.

“Collateral Assignments of Acquisition Documents” means those certain Collateral Assignments of Acquisition Documents dated as of the closing date of any Permitted Acquisition, among the applicable Borrowers and Lender, providing for collateral assignment of the applicable Borrower’s or Borrower’s respective rights and interests, but not obligations, under the applicable Acquisition Documents to Lender, a form of which document is attached hereto as Exhibit J.

“Confidential Information” has the meaning given to it in Section 11.12.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to consolidated net income of Parent Borrower and its Subsidiaries for the most recently completed applicable Measurement Period, plus (a) the following to the extent deducted in calculating such consolidated net income:  (i) Consolidated Interest Expenses paid or accrued in such applicable Measurement Period, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such consolidated net income which do not represent a cash item in such period or any future period, in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period, (v) non-cash charges for stock based compensation, (vi) non-recurring cash fees, costs, charges and expenses paid during such period incurred in connection with a Permitted Acquisition, (vii) non-recurring non-cash write-offs or write-downs of demo Equipment not to exceed $750,000 in the aggregate (in each case of or by the Parent Borrower and its Subsidiaries for such applicable Measurement Period), (viii) cash severance expenses in such amounts as are consistent with Parent Borrower’s severance plan as approved by Parent Borrower’s board of directors and otherwise mutually agreed upon by Parent Borrower and Lender, in Lender’s reasonable discretion, and (ix) fees, legal fees and expenses incurred and paid in connection with the preparation and negotiation of this Agreement and the 2009 Recapitalization; and minus (b) the following, to the extent included in calculating such consolidated net income:  (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing consolidated net income (in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period).  For purposes of this calculation and without duplication, with respect to any period of determination, the consolidated adjusted EBITDA of a wholly-owned Subsidiary acquired as a result of a Permitted Acquisition, which shall be calculated in a manner consistent with the methodology set forth for Consolidated Adjusted EBITDA herein, may be included in the calculation of Consolidated Adjusted EBITDA as though such Permitted Acquisition was consummated on the first day of the applicable Measurement Period (the “Acquired Entity EBITDA”).  The Acquired Entity EBITDA shall be calculated by reference to the audited financial results of the acquired entity, if available for such applicable Measurement Period, or if such audited financial results are not available for such Measurement Period, any unaudited financial results or management-prepared results as are approved by Lender in respect of such acquired entity.

“Consolidated Excess Cash Flow” means, as any date of determination, an amount equal to Consolidated Adjusted EBITDA of Parent Borrower and its Subsidiaries for the most recently completed Twelve Month Measurement Period, minus the sum (without duplication) of: (i) capital expenditures made in cash and not financed (other than from the proceeds of the Revolving Loans) during such period, (ii) Consolidated Interest Expense paid in cash during such period, (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, (iv) scheduled repayments and/or voluntary or mandatory prepayments of the Term Loans made in cash during such period.

“Consolidated Fixed Charge Coverage Ratio” means, as any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Twelve Month Measurement Period, less the provision for Federal, state, local and foreign income taxes payable for such Measurement Period, less cash capital expenditures made during such Measurement Period to (b) Debt Services Charges for such Measurement Period (in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period).

“Consolidated Funded Indebtedness” means, as of the date of determination, for Parent Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Secured Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (f) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Parent Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Parent Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Parent Borrower or such Subsidiary, provided that Consolidated Funded Indebtedness shall not include interest rate protection agreements except to the extent such amount is then due and payable thereunder.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by Parent Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.  For purposes of calculating the Consolidated Interest Coverage Ratio, interest shall be included herein to the extent paid in cash or required to be paid in cash.

“Consolidated Interest Coverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently completed Three Month Measurement Period to (b) Consolidated Interest Expense for such Three Month Measurement Period.

“Consolidated Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Twelve Month Measurement Period.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Converted Adjusted Debt Amount” means, as of the date of determination, an amount equal to fifty percent (50%) of the aggregate outstanding principal amount of the Term Loan B.

“Converted Debt Amount” means, as of the date of determination, the aggregate outstanding principal amount of the Term Loan B.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.

“Copyright Security Agreement” means a collateral grant of security interest in copyrights executed and delivered by the Borrowers and Lender, as such may be amended, restated or otherwise modified from time to time.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“DDMS” has the meaning ascribed to such term in the Preamble hereof.

“Debt Conversion Agreement” means that certain Debt Conversion Agreement dated as of November 20, 2009 between Hercules LLC and Parent Borrower.

“Debt Services Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Expense paid in cash or required to be paid in cash during such Measurement Period, plus (b) scheduled principal payments paid in cash or required to be paid in cash on account of Consolidated Funded Indebtedness (including, without limitation, on any of the Loans hereunder) during such Measurement Period (in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period).

“Default Rate” has the meaning given to it in Section 2.4.

“Delta Acquisition Documents” means that certain Acquisition Agreement and each other agreement, instrument, side letter or other document executed and delivered in connection with the Permitted Acquisition of the assets of Delta Health Systems, Inc.

“Disclosure Documents” means reports, forms or other information, including the SEC Reports, that Parent Borrower has filed under the Exchange Act and which are actually available for public review through the SEC’s EDGAR system.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Accounts” means Accounts arising in the ordinary course of a Borrower’s business.  Lender reserves the right at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith credit judgment based on a change in circumstances, events or conditions occurring following the Closing Date with 3 Business Days prior notice to Parent Borrower.  Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b)           Accounts owing by an account debtor, whose total obligations to all Borrowers, when aggregated with those of such account debtor’s Affiliates, exceed 50% of all accounts, to the extent those obligations exceed that percentage, except as approved by Lender;

(c)           Accounts owing by an account debtor, including its Affiliates, 35% of whose accounts the account debtor has failed to pay within 90 days of invoice date;

(d)           Accounts owing by an account debtor that does not have its principal place of business in the United States unless (i) such account is billed to an office in the United States, (ii) such account is supported by a letter of credit satisfactory to Lender and with respect to which Lender is named as the beneficiary of such letter of credit, and provided further that nothing contained in Section 3.3(e) of this Agreement shall require or permit the inclusion of any accounts owing by an account debtor that does not have its principal place of business in the United States as Eligible Accounts under this clause (ii) unless such account is supported by a letter of credit naming Lender as a beneficiary, or (iii) Lender consents in writing to such account debtor in its good faith business judgment;

(e)           Accounts owing by an account debtor that any Borrower owes money, goods and/or services or is otherwise obligated to, but only to the extent of the potential amount owed;

(f)            Accounts arising out of deferred revenue;

(g)           Accounts owing by an Affiliate of a Borrower;

(h)           Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the applicable Borrower, if necessary, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable Federal, state, county or municipal law restricting assignment thereof;

(i)            Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(j)            Accounts upon which the respective Borrower’s right to receive payment is not absolute or is contingent;

(k)           Accounts owing from any Person that (i) has disputed liability for any account owing from such Person, or (ii) has otherwise asserted any claim, demand or liability against the Parent Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided, however that for purposes of this clause (k), such accounts shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;

(l)            Accounts that do not arise out of the sales of goods or rendering of services in the ordinary course of the applicable Borrower’s business;

(m)          Accounts payable other than in U.S. Dollars or that are otherwise on terms other than those normal or customary in the applicable Borrower’s business;

(n)           Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 9.6 of this Agreement;

(o)           Accounts as to which a consent has not been obtained or maintained as required by Lender;

(p)           Accounts not owned by the applicable Borrower free and clear of all Liens  of any other Person other than the Liens in favor of Lender;

(q)           Accounts not subject to a first priority Lien in favor of Lender; and

(r)            Accounts the collection of which Lender determines in its good faith credit judgment to be doubtful.

“Embedded” has the meaning ascribed to such term in the Preamble hereof.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Agreement” means that certain Loan and Security Agreement dated as of May 1, 2008 among the Borrowers and Lender, as amended prior to the date hereof and as further amended and restated by this Agreement.

“Existing Loan Documents” means those certain “Loan Documents” executed and delivered in connection with the Existing Agreement from time to time.

“Existing Revolving Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Revolving Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Existing Secured Obligations” means all “Secured Obligations” arising under the Existing Agreement.

“Existing Term Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Term Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Facility Charge” means an amount equal to $450,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Hercules LLC” means Hercules Technology I, LLC, a Delaware limited liability company.

“HIA” means Healthcare Informatics Associates, Inc., a Delaware corporation.

“HIA Indebtedness” means the obligations of ISC to HIA pursuant to the Subordinated Note and the Earn Out Agreement, each as defined in the HIA Subordination Agreement.

“HIA Subordination Agreement” means that certain Subordination Agreement executed and delivered by and among Lender, ISC and HIA dated as of May 1, 2008, as the same may be amended pursuant to the terms thereof from time to time.

“HIA Transaction” means the acquisition by Parent Borrower and ISC of certain assets of Healthcare Informatics Associates, Inc. pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2007, among Parent Borrower, ISC, Heathcare Informatics Associates, Inc. and the stockholders identified therein of Heathcare Infomatics Associates, Inc.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrowers’ Copyrights, Trademarks, Patents, Licenses, trade secrets and inventions, mask works, Borrowers’ applications therefor and reissues, extensions, or renewals thereof; and Borrowers’ goodwill associated with any of the foregoing, together with Borrowers’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“ISC” has the meaning ascribed to such term in the Preamble hereof.

“Joinder Agreements” means for each Subsidiary not then a Borrower, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning ascribed to such term in the Preamble hereof.

“Lender Expenses” are all out-of-pocket audit fees and expenses, costs, and expenses (including reasonable fees and expenses of attorneys, financial advisors and other professionals) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Lender with respect to any Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest, and any filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” or “Loans” means, collectively, the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Security Documents, the Reaffirmation Agreement, the Amended Side Letter Agreement, the Waiver and Release Agreement, the HIA Subordination Agreement, any intercreditor agreements, any subordination agreements and any other documents executed or to be executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Mandatory Conversion Event” shall have the meaning assigned to such term in Section 2.9(b).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or financial condition of Parent Borrower and its Subsidiaries taken as a whole; or (ii) the ability of any Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Agreements” means the Acquisition Documents, the charter documents (including, as applicable and without limitation, articles of formation and by-laws) of each of the Parent Borrower and its Subsidiaries, and the Subordinated Indebtedness Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Maximum Revolving Loan Amount” means $12,000,000.

“Maximum Term Loan A Amount” means $5,500,000.

“Maximum Term Loan B Amount” means $5,000,000.

“Measurement Period” means, at any date of determination, the most recently completed Twelve Month Measurement Period or Three Month Measurement Period, of Borrowers, as applicable.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Note(s)” means, collectively, the Revolving Notes, the Term Notes A and/or Term Notes B.

“Opt” has the meaning ascribed to such term in the Preamble hereof.

“Overadvance” or “Overadvances” has the meaning ascribed to such terms in Section 2.1(c) hereof.

“Overadvance Period” means a period of up to twenty-eight (28) consecutive calendar days following the making of an Overadvance under Section 2.1(c) hereof.

“Overadvance Clean Down Period” means, with respect to any Overadvance and as of the date of determination, a period of fourteen (14) consecutive calendar days following the date which is last day of an Overadvance Period for the initial Overadvance made during such Overadvance Period.

“Parent Borrower” has the meaning ascribed to such term in the Preamble hereof.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Parent Borrower or a Subsidiary now holds or hereafter acquires any interest.

“Patent Security Agreement” means a patent security agreement executed and delivered by Borrowers and Lender, as such may be amended, restated or otherwise modified from time to time.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Acquisition” means the purchase or the acquisition in a single transaction or a series of related transactions of (a) all of the Capital Stock in any Person that, upon the consummation thereof, will be a Domestic Subsidiary wholly-owned directly by the Parent Borrower or one or more of its wholly-owned Domestic Subsidiaries (including as a result of a merger or consolidation), or (b) all or substantially all of the assets of a Person (in each case of clause (a) and (b), the “Acquired Assets”), provided that, in each case the following conditions are met:

(i)            no fact or condition exists, or would result from such acquisition, that would (or would, with the passage of time or the giving of notice, or both) constitute an Event of Default;

(ii)           Parent Borrower shall have delivered evidence reasonably satisfactory to Lender that EBITDA of the Person or assets of the Person so acquired, calculated in accordance with GAAP (without taking into account the Consolidated Adjusted EBITDA of the Parent Borrower and its Subsidiaries but calculated in a manner consistent with that set forth in the definitions of Consolidated Adjusted EBITDA), for the twelve month period most recently completed shall be greater than zero;

(iii)          Parent Borrower shall have delivered to Lender at least one (1) Business Day prior to the date on which the purchase or acquisition of the Acquired Assets is to be consummated a certificate of such Borrower signed by an authorized officer of such Borrower, in form and substance reasonably satisfactory to Lender, certifying that all of the requirements set forth herein have been satisfied or will be satisfied on the consummation of such purchase or acquisition;

(iv)          Parent Borrower shall have delivered to Lender at least three (3) Business Days prior to the date on which the purchase or acquisition of the Acquired Assets is to be consummated a draft of the Approved Projections in form and substance satisfactory to Lender in its reasonable discretion;

(v)           Parent Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that all liens and encumbrances with respect to the Acquired Assets, other than Permitted Liens, have been discharged in full or arrangements therefor satisfactory to Lender have been made;

(vi)          Parent Borrower shall have delivered to Lender, not less than three (3) Business Days prior to the consummation of each proposed acquisition, a duly executed Compliance Certificate, demonstrating that, after giving effect to such acquisition, all covenants contained in Section 7.20 will be satisfied on a pro forma basis calculated such that the Acquired Entity EBITDA shall be included in the calculation of Consolidated Adjusted EBITDA pursuant to the methodology set forth in the definition of Consolidated Adjusted EBITDA;

(vii)         any such newly-created or acquired Subsidiary shall engage in a line of business similar to the lines of business conducted by Parent Borrower and its Subsidiaries as of the Closing Date or any business substantially related, complementary  or incidental thereto;

(viii)        any such newly-created or acquired Subsidiary shall be a Domestic Subsidiary and shall comply with the requirements of Section 7.15, and/or, with respect to any newly-acquired assets, such assets shall be located in the United States and owned by Parent Borrower or any Domestic Subsidiary and Parent Borrower or the applicable Domestic Subsidiary shall comply with the requirements of the Security Documents;

(ix)           Parent Borrower shall have delivered on the closing date of each respective acquisition, as required by Lender, an original executed Collateral Assignment of Acquisition Documents and an officer’s certificate duly executed by Parent Borrower’s Chief Executive Officer, Chief Financial Officer or President certifying and attaching true, correct and complete copies of the applicable Acquisition Documents (which Acquisition Documents shall be in form and substance reasonably acceptable to Lender), which Acquisition Documents shall contain a provision that such Acquisition Documents are assignable to Lender, and shall not contain any anti-assignment or third party beneficiary provisions that could adversely affect Lender’s ability to enforce its rights as assignee of the applicable Borrower’s rights under such Acquisition Documents;

(x)            the boards of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of Parent Borrower (or applicable Subsidiary) and the business to be acquired have approved such acquisition; and

(xi)           the aggregate cash consideration paid for all Acquired Assets shall not exceed $1,500,000.

“Permitted Indebtedness” means: (i) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $750,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness incurred in the ordinary course of business with corporate credit cards that also constitutes a Permitted Investment pursuant to clause (viii) of such definition; (v) Subordinated Indebtedness; (vi) reimbursement obligations in connection with letters of credit that are secured by cash or Cash Equivalents and issued on behalf of the Parent Borrower or a Subsidiary thereof in an amount not to exceed

$350,000 at any time outstanding; (vii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding; and (viii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Parent Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments of a Borrower in any other Person existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Parent Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of each respective Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of Parent Borrower pursuant to employee stock purchase plans or other similar agreements approved by Parent Borrower’s Board of Directors, and loans to any employees, officers or directors of any Borrower, or the guarantee by any Borrower of any such loans made by a third party permitted pursuant to Section 7.9(c); (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Parent Borrower (or applicable Subsidiary) and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of each respective Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers with respect to such joint ventures or strategic alliances do not exceed $250,000 in the aggregate in any fiscal year; (xii) additional Investments that do not exceed $250,000 in the aggregate; and (xiii) Investments that result in or that constitute Permitted Acquisitions.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided, that Borrowers maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of each respective Borrower’s business and imposed without action of such parties, provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or Cash Equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above, provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year, provided, that Borrowers shall be required to make mandatory prepayments of the Term Loans, in accordance with the provisions of Section 2.6(a)(v) herein, in the amounts by which the fair market value of any transfers of assets contemplated by clause (iv) herein exceed $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreements” means, collectively, (a) that certain Pledge Agreement, dated as of May 1, 2008, executed and delivered by each Borrower pledging its respective interest as applicable, in DDMS, ISC, Embedded and Opt and (b) any other pledge agreement executed and delivered pursuant to the terms hereof, as each such agreement may be amended, restated or otherwise modified from time to time.

“Preferred Stock” means at any given time any equity security issued by Parent Borrower that has any rights, preferences or privileges senior to Parent Borrower’s common stock.

“Proposed Share Price” has the meaning given to such term in the definition of “Valuation Procedures”.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement dated as of the Closing Date among Borrowers and Lender.

“Refinancing Event” means the closing of a loan with a lender other than Lender or the making of an equity contribution by a shareholder other than Lender or any other Lender’s affiliates, the proceeds of which are applied to pay in full in cash the aggregate outstanding principal amount of the Term Loans, together with all accrued interest thereon (including interest accrued but not yet capitalized) and all other Secured Obligations arising in respect thereof (including, without limitation the Term Loan Prepayment Charge (if applicable)).

“Registration Rights Agreement” means the registration rights agreement substantially in the form of Exhibit K duly executed by Parent Borrower in favor of Lender.

“Revolving Interest Rate” shall equal twelve percent (12%) per annum, provided that upon a Refinancing Event the “Revolving Interest Rate” shall be reduced to the prime rate as reported in The Wall Street Journal plus 4.0% per annum; provided, however, any Revolving Loan constituting an Overadvance shall bear interest at the rate equal to fifteen percent (15%) per annum.

“Revolving Loan” has the meaning ascribed to such term in the Recitals hereto.

“Revolving Loan Advance” means any Revolving Loan funds advanced under this Agreement.

“Revolving Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Revolving Loan Maturity Date” means May 1, 2011, provided that in the event Borrowers notify Lender in writing not more than 30 days and not less than 15 days prior to such date requesting that Lender extend the “Revolving Loan Maturity Date” to November 1, 2011 (such written notification to state that such notice is a “Request for Extension of Revolving Loan Maturity Date,”), then following Lender’s written confirmation thereof to Borrowers, the

Revolving Loan Maturity Date shall be extended to November 1, 2011, provided that no Event of Default exists at the time of delivery of such “Request for Extension of Revolving Loan Maturity Date” or shall exist at the time of the extension thereof by Lender.

“Revolving Note” means a promissory note in substantially the form of Exhibit B-3.

“SEC Reports” means the reports, forms or other information required to be filed by Parent Borrower under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Parent Borrower was required by law to file such reports).

“Secured Obligations” means each Borrower’s obligations under this Agreement and any Loan Document, including any obligation, of any kind or nature, to pay any amount now owing or later arising to Lender (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), whether or not evidenced by any note, agreement or other instrument.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower, in bankruptcy, whether or not allowed in such case or proceeding), fees, attorneys’ fees and any other sum chargeable to any Borrower under this Agreement or any of the other Loan Documents.

“Securities” means, collectively, (i) the Term Loan B and (ii) the shares of common Capital Stock of Parent Borrower issued to Lender pursuant to Section 2.5(a)(iii) and Section 2.9 hereof.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Security Documents” means, collectively, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreements, the Account Control Agreements, the Collateral Assignments of Acquisition Documents, the Reaffirmation Agreement, all UCC Financing Statements and any other documents executed or to be executed in connection with the foregoing or purporting to grant security interests and Liens on the assets of the applicable Borrower in favor of Lender, as the same may from time to time be amended, modified, supplemented or restated.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its discretion and subject to subordination provisions or agreements satisfactory to Lender in its discretion, including without limitation, the HIA Indebtedness.

“Subordinated Indebtedness Documents” means any and all documents executed by Parent Borrower or any of its Subsidiaries giving rise to or otherwise executed in connection with the Subordinated Indebtedness, including without limitation, any and all promissory notes, loan agreements, security agreements, and any and all collateral and ancillary documents.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Parent Borrower owns or controls, directly or indirectly, 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan A” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan A Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan A Interest Rate” means, for any day, (i) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, twelve percent (12%) per annum, (ii) for the period commencing on the date which is the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, eighteen percent (18%) per annum, and (iii) thereafter, fifteen percent (15%) per annum.

“Term Loan A Maturity Date” means November 1, 2013.

“Term Loan B” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan B Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Term Loan B Conversion Notice” has the meaning ascribed to such term in Section 2.9(a)

“Term Loan B Conversion Price” means $0.0743, provided that, if at any time while this Agreement is outstanding the common Capital Stock of the Parent Borrower is subdivided or combined the “Term Loan B Conversion Price” shall be proportionately adjusted.

“Term Loan B Conversion Right Termination Date” means the date which is one hundred and eighty (180) days following the Closing Date.

“Term Loan B Interest Rate” means, for any day, (i) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, fourteen and one half percent (14.5%) per annum, (ii) for the period commencing on the date which is the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, twenty and one half percent (20.5%) per annum, and (iii) thereafter, seventeen and one half percent (17.5%) per annum.

“Term Loan B Maturity Date” means November 1, 2014.

“Term Loan B Conversion Opt Out Fee” means $12,500,000.

“Term Loan Prepayment Charge” means the prepayment charges described in Section 2.6(c) hereof.

“Term Loans” means, collectively, the Term Loan A and the Term Loan B.

“Term Note A” means a promissory note in substantially the form of Exhibit B-1.

“Term Note B” means a promissory note in substantially the form of Exhibit B-2.

“Three Month Measurement Period” means, at any date of determination, the most recently completed three fiscal months of Borrowers.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by the Borrowers and Lender as such may be amended, restated or otherwise modified from time to time.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Twelve Month Measurement Period” means, at any date of determination, the most recently completed twelve consecutive calendar months of Borrowers.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California, provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Valuation Procedures”, when used in reference to determining the price per share of Parent Borrower’s common Capital Stock, means, initially, the determination thereof in good faith by the Board of Directors of Parent Borrower (such price per share herein referred to as the “Proposed Share Price”) and approved by Lender, in its reasonable business judgment.  In the event Lender does not accept the Proposed Share Price, then Parent Borrower and Lender shall, in good faith and at Borrowers’ expense, select an independent valuation firm mutually acceptable to each such Person to conduct a valuation of the share price of the Parent Borrower.  The determination of such independent valuation firm shall be conclusive, absent manifest error, as between the Parent Borrower and Lender for purposes herein and all costs and expenses incurred in connection with such valuation shall be borne by the Borrowers.

“Waiver and Release Agreement” means that certain Waiver and Release Agreement, dated as of November 20, 2009, among the Loan Parties and the Lender.

“Yield Revenue Amount” means, (A) with respect to the Term Loan A, an amount equal to (i) the interest that would have accrued and been payable on the principal balance of the Term Loan A assuming that the Term Loan A had accrued interest at a rate per annum of 18% from the date which is six month following the Closing Date to the date of repayment, prepayment or acceleration (such date herein referred to as the “Determination Date”), minus (ii) the amount of interest actually paid by the Borrowers on account of the Term Loan A from the date which is six months following the Closing Date to the Determination Date; and (B) with respect to the Term Loan B, an amount equal to (i) the interest that would have accrued and been payable on the principal balance of the Term Loan B assuming that the Term Loan B had accrued interest at a rate per annum of 18% in cash plus 2.5% interest in kind (by adding such amount to the outstanding principal amount of the Term Loan B as if such payment in kind interest had been added to the outstanding principal amount of the Term Loan B on the applicable interest date) from the date which is six month following the Closing Date to Determination Date, minus (ii) the amount of interest actually paid by the Borrowers on account of the Term Loan B from the date which is six months following the Closing Date to the Determination Date.

1.2.                              Rules of Construction.  Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP but without giving effect to FASB 159, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

1.3.                              Acknowledgement of True Loans and Statement of Intent.  Borrowers each hereby acknowledges and confirms that:  (a) at all relevant times prior to and through the date of effectiveness of the Existing Agreement and the Existing Loan Documents and continuing at all times as of the date hereof, the unconditional and unambiguous intent of Borrowers and Lender with the entry of the loan arrangements set forth therein was to create, establish and maintain “true” loans among the parties thereto; and (b) as of the Closing Date, the intent of Borrowers and Lender with the entry into this Agreement remains to continue the existing intention that such arrangements be treated solely as true loans.  Borrowers expressly agree that they are waiving any right, defense, claim or cause of action which would seek to reclassify or recharacterize any of the loans made under the Existing Agreements and/or the Existing Loan Documents and/or hereunder as unsecured claims, equity investments or seek to treat such loans as anything other than first priority secured loans.  Borrowers further agree that the entire understanding and agreement of the parties is embodied in the Existing Agreements and the Existing Loan Documents, and no parole evidence (including, but not limited to, any prior or contemporaneous oral or written statements, communications or drafts) shall be admissible in any court seeking to challenge the status of the Lenders’ loans as anything other than first priority “true loans”.

SECTION 2.                       THE LOANS

2.1.                              Revolving Loan.

(a)                                  Advances.  Subject to the terms and conditions of this Agreement, Borrowers may, jointly and severally, draw Revolving Loan Advances on or before the Revolving Loan Maturity Date in an aggregate principal amount of up to the lesser of the Borrowing Base or the Maximum Revolving Loan Amount, provided Borrowers shall request only one (1) such Revolving Loan Advance per week, and each Revolving Loan Advance shall be in a minimum amount of $100,000 or if the amount available to be borrowed under the Maximum Revolving Loan Amount is less than $100,000, then such lesser amount.  Revolving Loan Advances may be repaid and reborrowed at any time, without premium or penalty.  Existing Revolving Loans outstanding as of the Closing Date shall be deemed Revolving Loans and Revolving Loan Advances pursuant to this Agreement and shall be continued hereunder as Revolving Loans and Revolving Loan Advances.

(b)                                 Advance Request.  To obtain a Revolving Loan Advance, Parent Borrower, on its own behalf and on behalf of each Borrower, shall complete, sign and deliver an Advance Request and a Borrowing Base Certificate (with such Borrowing Base Certificate reflecting any adjustments in eligibility criteria requested by Lender whether or not any notice period in respect of such adjustment shall have then elapsed); provided, however that if Borrowers have submitted a Borrowing Base Certificate dated as of a date not more than 3 Business Days prior to the submission of the Advance Request, then the Parent Borrower shall not be required to submit a new Borrowing Base Certificate in connection with such Advance Request unless adjustments are required to reflect any adjustments in the eligibility criteria requested by Lender whether or not any notice period in respect of such adjustments shall have then elapsed.  Lender shall fund the Revolving Advance in the manner requested by the Advance Request, provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c)                                  Overadvance Facility.  Anything in this Agreement to the contrary notwithstanding, at the request of Parent Borrower, Lender shall make or expressly permit to remain outstanding any Revolving Loan Advance to Borrowers in amounts that cause the aggregate outstanding principal balance of the Revolving Loans to exceed the Borrowing Base (any such excess Revolving Loan Advance are herein referred to individually as an “Overadvance” and collectively as “Overadvances”), provided that (i) the aggregate principal amount of all such Overadvances outstanding shall not exceed $500,000 at any time; (ii) an Overadvance may be outstanding for no more than twenty-eight (28) consecutive calendar days; and (iii) no Overadvance shall be made or permitted to exist at any time (A) during the Overadvance Clean Down Period (and Borrower shall repay such Overadvances no later than the Business Day immediately preceding the first day of each Overadvance Clean Down Period as provided in Section 2.6(a)(iii)) or (B) that an Event of Default then exists or would arise as a result of such Overadvance.  Overadvances may be made even if the conditions to lending set forth in Section 4 have not been met.  All Overadvances shall constitute Revolving Loans and bear interest at the Revolving Interest Rate applicable for Overadvances.  For purposes of this Section 2.1(c), (x) the aggregate principal amount of all Overadvances shall not exceed $500,000 at any time; and (y) no Overadvance shall cause the aggregate principal amount of all Revolving Loans to exceed the Revolving Loan Maximum Amount.

(d)                                 Interest.  Subject to the provisions of Section 2.1(c) and Section 2.4, the principal balance of the Revolving Loan shall bear interest thereon from the initial Revolving Loan Advance Date for such Revolving Loan Advance, calculated at the floating Revolving Interest Rate based upon a year consisting of 360 days, as applicable, and payable for the actual number of days elapsed.

2.2.                              Term Loans.

(a)                                  Term Loan A.  On the Closing Date, a portion of the Existing Term Loan in the amount of the Maximum Term Loan A Amount shall be continued hereunder as the Term Loan A.

(b)                                 Term Loan B.  On the Closing Date, a portion of the Existing Term Loan in the amount of the Maximum Term Loan B Amount shall be continued hereunder as the Term Loan B.

(c)                                  Interest.

i.                                          Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan A shall bear interest thereon from the Closing Date at the Term Loan A Interest Rate based on a year consisting of 360 days with interest computed daily based on the actual number of days elapsed.

ii.                                       Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan B shall bear interest thereon from the Closing Date at the Term Loan B Interest Rate based on a year consisting of 360 days with interest computed daily based on the actual number of days elapsed.

2.3.                              Maximum Interest.  Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows:  first, to the payment of all Lender Expenses; second, to the payment of accrued and unpaid interest on the Loans, to be apportioned pro rata amongst the Loans; third, to the payment of principal outstanding on the Term Loan A to be applied pro rata to remaining installments of such Term Loan, fourth, to the payment of principal outstanding on the Term Loan B, fifth, to the payment of principal outstanding on the Revolving Loans, sixth, to the payment of any and all other Secured Obligations; and seventh, following the payment in full in cash of all Secured Obligations, the excess (if any) shall be refunded to Borrowers.

2.4.                              Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand.  In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations (including, without limitation, principal, interest, compounded interest and professional fees) shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(d) or Section 2.2(c), as applicable, plus three percent (3%) per annum (the “Default Rate”).

In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(d), Section 2.2(c) or Section 2.4, as applicable.  For the avoidance of doubt, interest on an Overadvance made in accordance with Section 2.1(c) shall not bear interest at the Default Rate as a result of a breach of Section 2.6(a)(ii) due to such Overadvance being made or permitted to remain outstanding so long as such Overadvance remains outstanding in compliance with the terms of Section 2.1(c).

2.5.                              Payments.

(a)                                  Interest; Payments Generally.

i.                                          Borrowers will pay cash interest on the Loans on the first Business Day of each calendar month, commencing December 1, 2009.

ii.                                       Notwithstanding subparagraph (a)(i) to the contrary and solely with respect to interest payments on the Term Loan B, (A) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) twelve percent (12%) on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date; (B) for the period commencing on the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) eighteen percent (18%) on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date; and (C) commencing on the second anniversary of the Closing Date and thereafter, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) fifteen percent (15%) interest on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date.

iii.                                    Notwithstanding subparagraph (a)(i) or subparagraph (a)(ii) to the contrary and solely with respect to interest payments on the Term Loan B, at any time that Borrowers either (A) fail to maintain a Consolidated Interest Coverage Ratio equal to or greater than 2.50 to 1.00 as of the last day of the calendar month for which financial statements have been delivered under Section 7.1(a) hereof or (B) fail to deliver the financial statements required under Section 7.1(a) hereof as required under such Section, then on the applicable interest payment date and at Lender’s election in its sole discretion by written notice to Borrowers at least one (1) Business Day prior to such interest payment date, Borrowers will pay interest on the Term Loan B, in whole or in part as determined by Lender in its sole discretion, by paying such accrued interest (x) in cash, and/or (y) in kind by adding such amounts to the principal amount of the Term Loan B as of such interest payment date and/or (z) through the issuance of additional shares of common Capital Stock of Parent Borrower to Lender or any designee of Lender, the number of such additional shares to be determined by Lender by dividing the amount of the accrued interest to be converted into common Capital Stock of the Parent Borrower by the Adjusted 30-Day VWAP Price.  In the event that the Parent Borrower and Lender do not agree on the Proposed Share Price, Lender in its sole discretion may, by a subsequent written notice to Borrowers, elect to receive payment in cash and/or in kind by adding such amounts to the principal amounts of the Term Loan B as of such interest payment date.  The issuance of such common Capital Stock of Parent Borrower to Lender or any designee of Lender, which stock certificates may include appropriate restrictive legends to the extent applicable, shall be made no more than ten (10) Business Days following the applicable interest payment date or, as applicable, ten (10) Business Days following the final determination of the share price as a result of the Valuation Procedures.  Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.5(a)(iii).  In the event that Lender has not delivered a notice as provided herein selecting the method of payment for any interest payment, Borrowers shall pay Lender accrued interest in cash on the applicable interest payment date.

iv.                                   Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.  Lender will initiate debit entries to the relevant Borrower’s account as authorized on the ACH Authorization on each payment date of all scheduled obligations payable to Lender under the Revolving Loan and under the Term Loans.

(b)                                 Revolving Loan Maturity Date.  The entire principal balance of the Revolving Loan, together with all accrued interest, fees and other Secured Obligations on or relating to the Revolving Loan, shall be repaid in full on the Revolving Loan Maturity Date.

(c)                                  Term Loan Amortization and Term Loan Maturity Date.

i.                                          Borrowers shall repay the outstanding principal under the Term Loan A on the first Business Day of each calendar month, commencing December 1, 2010, in equal monthly installments equal to $152,777.78.

ii.                                       The entire principal balance of the Term Loan A, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan A, shall be repaid in full on the Term Loan A Maturity Date.

iii.                                    The entire principal balance of the Term Loan B, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan B, shall be repaid in full on the Term Loan B Maturity Date.

2.6.                              Prepayments.

(a)                                  Mandatory Prepayments.

i.                                          In the event the aggregate Revolving Loan Advances at any time exceed the Maximum Revolving Loan Amount, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

ii.                                       Subject to Section 2.1(c), in the event the aggregate Revolving Loan Advances at any time exceed the then current Borrowing Base, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

iii.                                    The entire principal balance of the Revolving Loan constituting an Overadvance and all accrued interest and fees on or relating to such Revolving Loan shall be repaid in full in cash on the Business Day immediately preceding the first day of each Overadvance Clean Down Period.

iv.                                   On or prior to the forty-fifth (45th) day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, Borrowers shall prepay the principal amount of the Term Loans and accrued and unpaid interest thereon in an amount equal to (A) seventy five percent (75%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is equal to or greater than 3.0 to 1.0 and (B) fifty percent (50%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is less than 3.0 to 1.0.  Such prepayments to be applied to the Term Loan A and the Term Loan B as follows: first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A; second, to the payment of accrued interest on the Term Loan A; third, to the payment of principal outstanding on the Term Loan B; fourth, to the payment of accrued interest on the Term Loan B; fifth, to the payment of principal outstanding on the Revolving Loan Advances; sixth, to the payment of accrued interest on the Revolving Loan Advances; seventh, to the payment of Lender’s accrued costs, expenses, professional fees (including, without limitation, all Lender Expenses) and any other Secured Obligations; and eighth, after all Secured Obligations are repaid, the excess (if any) shall be refunded to the Borrowers.  Notwithstanding Section 2.6(c) and except as otherwise provided in the immediately preceding sentence, no Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans under this Section 2.6(a)(iv).

v.                                      On the date of any Permitted Transfer that results in a required prepayment pursuant to clause (iv) of the definition of “Permitted Transfer”, Borrowers shall prepay the principal amount of the Term Loans and accrued and unpaid interest thereon as follows:  first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A, second, to the payment of accrued interest on the Term Loan A, third, to the payment of principal outstanding on the Term Loan B, and fourth, to the payment of accrued interest on the Term Loan B.  No Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans under this Section 2.6(a)(v).

(b)                                 Voluntary Prepayments.

i.                                          Borrowers may prepay the Revolving Loan in whole or in part from time to time without premium or penalty.

ii.                                       Without limiting the obligations of Borrowers under Section 2.9(b)(iii) and Section 2.9(b)(iv), Borrowers may prepay, in whole (or in part with the prior consent of Lender in its sole and absolute discretion), the Term Loan A and the Term Loan B at Borrowers’ option upon at least five (5) Business Days prior written notice to Lender, together with all accrued and unpaid interest thereon and the Term Loan Prepayment Charge on the amount so prepaid.

(c)                                  Term Loan Prepayment Charge.

i.                                          Upon any repayment, prepayment or acceleration of either the Term Loan A and/or the Term Loan B pursuant to Section 2.6(b), Section 2.9(b) and Section 10.1, as applicable, Borrowers shall pay a prepayment charge equal to the following percentage of the Term Loan A and the Term Loan B being prepaid: (A) five percent (5.0%) if such payment is made or required to be made prior to the date that is the first anniversary of the Closing Date; (B) three percent (3.0%) if such payment is made or required to be made on or after the date that is the first anniversary of the Closing Date but prior to the date that is the second anniversary of the Closing Date; and (C) one percent (1.0%) thereafter.

ii.                                       In the event the Borrowers repay or prepay in full the aggregate outstanding principal amount of the Term Loan A and/or the Term Loan B, together with all accrued interest thereon and all other Secured Obligations arising in respect thereof, or upon acceleration of the Term Loans, in each case, at any time on or after the date which is six (6) months following the Closing Date and on or prior to the first anniversary of the Closing Date, Borrowers shall pay a prepayment charge equal to the Yield Revenue Amount.  The prepayment charged described in this clause (c)(ii) of this Section 2.6 is in additional to, and not in lieu of, any prepayment charge arising under clause (c)(i) of this Section 2.6.

iii.                                    Borrowers agree that the Term Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the applicable Term Loan.

(d)                                 Revolving Loan Commitment Reduction and Termination.

i.                                          Borrowers may, at any time upon at least five (5) Business Days’ notice to Lender, voluntarily terminate, in whole (or in part solely with the consent of Lender) the Revolving Loan Commitment.

ii.                                       Upon any termination of the Revolving Loan Commitment, including, without limitation, a voluntary termination or reduction of the Revolving Loan Commitment, if required pursuant to Section 10.01 or upon the Revolving Loan Maturity Date, all Revolving Loan Advances, together with all accrued but unpaid interest thereon, shall be immediately due and payable in full.

2.7.                              Fees.

(a)                                  Facility Charge.  The Facility Charge shall be fully earned and due on the Closing Date.  Commencing on April 1, 2010 and on the first Business Day of each calendar month thereafter, Borrowers shall pay in cash to Lender a portion of the Facility Charge equal to $37,500 until such Facility Charge is paid in full in cash, provided, that (i) in the event the Loans are accelerated pursuant to the terms hereof, the Facility Charge shall become payable on the date such Loans are accelerated and (ii) so long as no Event of Default then exists or is continuing, interest shall not accrue against the amount of the Facility Charge due but not yet paid in accordance with the terms hereof.

2.8.                              Joint and Several Liability of Borrowers.  Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Secured Obligations.  Each Borrower, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 2.8), it being the intention of Borrowers that all the Secured Obligations shall be the joint and several obligations of Borrowers without preferences or distinction among them.  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrowers will make such payment with respect to, or perform, such Secured Obligation.  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

2.9.                              Limited Term Loan B Equity Conversion Right.

(a)                                  Voluntary Conversion.  At Lender’s option, in its sole discretion, Lender may, at any time and from time to time, elect to convert, in whole or in part, the Converted Debt Amount into common Capital Stock of Parent Borrower.  In the event Lender so elects to convert all or any portion of the Converted Debt Amount into common Capital Stock of Parent Borrower, Lender will provide Parent Borrower ten (10) Business Days advance written notice thereof (such notice to state that it is a “Term Loan B Conversion Notice”).  Prior to the date identified in such Term Loan B Conversion Notice, Parent Borrower (A) shall deliver to Lender or any designee of Lender identified in such Term Loan B Conversion Notice one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as provided in such Term Loan B Conversion Notice, and (B) pay Lender in cash with respect to that portion of the Converted Debt Amount identified in the Term Loan B Conversion Notice to be converted into shares of common Capital Stock of Parent Borrower all accrued and unpaid interest on the Converted Debt Amount, the Term Loan Prepayment Charge described in Section 2.6(c)(ii), and all other fees and Secured Obligations outstanding with respect thereto; provided, that such date for delivery of the stock certificates and payments of amounts herein shall be no earlier than ten (10) Business Days prior to the date identified for the effectiveness of such conversion in the Term Loan B Conversion Notice.  The determination of the number of shares of common Capital Stock of Parent Borrower to be issued and delivered to Lender or its designee as provided herein shall initially be calculated by Lender and identified in such Term Loan B Conversion Notice as follows: (i) the Converted Debt Amount identified by Lender in such Term Loan B Conversion Notice to be converted into common Capital Stock of Parent Borrower, divided by (ii) the Term Loan B Conversion Price.  In the event of any dispute in the calculation of the number of shares of common Capital Stock of Borrower to be issued and delivered to Lender or its designee as identified in such Term Loan B Conversion Notice, Borrowers and Lender agree to review Lender’s calculation and determine such number of shares in good faith and without delay.  Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.9(a).

(b)                                 Mandatory Conversion.

i.                                          In the event that the 90-Day VWAP Price of common Capital Stock of Parent Borrower equals or exceeds a price per share equal to the Term Loan B Conversion Price multiplied by five (5) and no Event of Default then exists or would arise as a result thereof and the Parent Borrower is listed on an Approved Exchange (hereinafter, the “Mandatory Conversion Event”), then, without any notice or any other action required by Lender or otherwise, the

Converted Debt Amount shall be converted automatically into common Capital Stock of Parent Borrower.  Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event first occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(i) and (B) pay Lender in cash all accrued and unpaid interest (including interest accrued but not yet capitalized) on the Converted Debt Amount to and until the date of the Mandatory Conversion Event and such other fees and Secured Obligations outstanding with respect thereto.

ii.                                       Notwithstanding Section 2.9(b)(i) to the contrary, in the event that a Mandatory Conversion Event arises on or prior to the date which is six (6) months following the Closing Date, then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a “Section 2.9(b)(ii) Option Conversion Notice”), Borrowers shall have the option to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower in lieu of the amounts otherwise required pursuant to Section 2.9(b)(i), provided that Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(ii) and (B) pay Lender in cash an amount equal to all accrued and unpaid interest on the Converted Adjusted Debt Amount to and until the date of the date of repayment, the Term Loan Prepayment Charge applicable to the Converted Adjusted Debt Amount and all other fees and other Secured Obligations applicable to the Converted Adjusted Debt Amount.  Following such conversion of the Converted Adjusted Debt Amount, the remaining aggregate principal amount of the Term Loan B, all accrued and unpaid interest thereon (including interest accrued but not yet capitalized) and all other fees and Secured Obligations with respect thereto shall remain outstanding as Secured Obligations hereunder.

iii.                                    Notwithstanding Section 2.9(b)(i) to the contrary, in the event that (x) a Mandatory Conversion Event arises after the date which is six (6) months following the Closing Date but before (and not including) the first anniversary of the Closing Date and (y) Borrowers have not previously exercised the option of the Borrowers to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower as provided in Section 2.9(b)(ii), then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a “Section 2.9(b)(iii) Option Conversion Notice”), Borrowers shall have the option to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower in lieu of the amounts otherwise required pursuant to Section 2.9(b)(i); provided that Parent Borrower shall promptly (but in any event within ten (10) Business Days of the date on which the Mandatory Conversion Event occurred) (A) deliver to Lender or its designee one or more stock certificates, which stock certificates may include appropriate restrictive legends to the extent applicable, evidencing the shares of common Capital Stock of Parent Borrower that are to be issued to Lender or its designee as required pursuant to this Section 2.9(b)(iii) and (B) pay Lender in cash an amount equal to all accrued and unpaid interest on the Converted Adjusted Debt Amount (including interest accrued but not yet capitalized) to and until the date of repayment, the Term Loan B Conversion Opt Out Fee, the Term Loan Prepayment Charge applicable to the Converted Adjusted Debt Amount and all other fees and other Secured Obligations applicable to the Converted Adjusted Debt Amount.  Following such conversion and the payment of amounts required pursuant to this Section 2.9(b)(iii), the remaining outstanding principal amount of the Term Loan B in an amount of $2,500,000 shall be deemed cancelled and repaid in full.

iv.                                   Notwithstanding Section 2.9(b)(i) to the contrary, in the event that (x) a Mandatory Conversion Event exists during or arises after the date which is six (6) months following the Closing Date but before (and not including) the first anniversary of the Closing Date and (y) Borrowers have previously exercised the option of the Borrowers to convert the Converted Adjusted Debt Amount into shares of common Capital Stock of Parent Borrower as provided in Section 2.9(b)(ii), then, at Borrowers’ option upon at least two (2) Business Days prior written notice to Lender thereof (such notice to state that it is a “Section 2.9(b)(iv) Prepayment Notice”), Borrowers shall have option to prepay the Term Loan B as hereinafter provided.  Within five (5) Business Days of the date Borrowers’ “Section 2.9(b)(iv) Prepayment Notice” is received by the Lender (and in any event prior to the first anniversary of the Closing Date), Borrowers shall pay Lender in full in cash an amount equal to the aggregate outstanding principal amount of the Term Loan B, all accrued and unpaid interest thereon (including interest accrued but not yet capitalized), the Term Loan B Conversion Opt Out Fee, the Term Loan Prepayment Charge applicable to Term Loan B being prepaid and all other fees and other Secured Obligations applicable to the Term Loan B, provided upon payment of the amounts required pursuant to this Section 2.9(b)(iv), the outstanding principal amount on the Term Loan B in an amount equal to $2,500,000 shall be deemed cancelled and repaid in full.

v.                                      For purposes of determining the number of shares of common Capital Stock of Parent Borrower to be issued as provided in this paragraph (b), Lender shall promptly (A) (but in any event within five (5) Business Days of the occurrence Mandatory Conversion Event) calculate such number as follows: (x) the Converted Debt Amount, divided by (y) the Term Loan B Conversion Price; or (B) (but in any event within two (2) Business Days of receiving a “Section 2.9(b)(ii) Option Conversion Notice” or a “Section 2.9(b)(iii) Option Conversion Notice”) calculate such number as follows: (x) the Converted Adjusted Debt Amount, divided by (y) the Term Loan B Conversion Price.  The failure of or delay by the Lender to so provide the foregoing calculation shall not abrogate or limit, in any manner, the Borrowers obligations under this Section 2.9.  In the event of any dispute in the calculation of the number of shares of common Capital Stock of Borrower to be issued and delivered to Lender or its designee as provided in this Section 2.9(b), Borrowers and Lender agree to review the calculation and determine such number of shares in good faith and without delay.  Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.9(b).

(c)                                  Term Loan B as Secured Obligations.  Until such time as Lender has received the duly executed stock certificates evidencing the shares of common Capital Stock of Parent Borrower described in paragraphs (a) and (b) of this Section 2.9, the Converted Debt Amount and the Converted Adjusted Debt Amount shall constitute Secured Obligations hereunder for all purposes, and upon delivery of such stock certificates, the applicable portion of the Converted Debt Amount or the Converted Adjusted Debt Amount shall be cancelled.

(d)                                 Termination of Conversion Rights.  Notwithstanding the foregoing in this Section 2.9 to the contrary, in the event that a Refinancing Event occurs prior to the Term Loan B Conversion Right Termination Date, the rights granted to Lender under this Section 2.9 shall thereafter automatically terminate, provided that, and for the avoidance of doubt, the termination of the rights granted to Lender under this Section 2.9 shall not abrogate or limit in any manner (i) any voluntary conversion demand of Lender arising under paragraph (a) hereof and/or any mandatory conversion obligation of Borrowers arising under paragraph (b) hereof, in either case, that arose prior to the Term Loan B Conversion Right Termination Date, and (ii) the prior issuance of any common Capital Stock of Parent Borrower to Lender or its designee pursuant to the terms of this Section 2.9.

SECTION 3.                        SECURITY INTEREST

3.1.                              Collateral Grant.  As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower hereby reaffirms its grant to Lender of, and hereby grants to Lender, a security interest in all of such Borrower’s personal property, wherever located, now owned or hereafter acquired, including the following, and all proceeds and products thereof (collectively, the “Collateral”):  (a) accounts (including health-care insurance receivables); (b) chattel paper (whether tangible or electronic); (c) fixtures; (d) general intangibles (including without limitation all Intellectual Property and payment intangibles); (e) instruments (including promissory notes); (f) documents (including, if applicable, electronic documents); (g) securities and all other investment property (but excluding thirty-five percent (35%) of the Capital Stock of any foreign Subsidiary); (h) deposit accounts excluding payroll and trust accounts; (i) Cash; (j) commercial tort claims; (k) goods (including inventory, equipment and any accessions thereto); (l) letter-of-credit rights (whether or not the letter of credit is evidenced by a writing); (m) supporting obligations; and (n) any other contract rights or rights to the payment of money, insurance claims and proceeds.  Notwithstanding the foregoing, it is the intention of the parties to the Agreement that the term “Collateral” shall exclude (1) “intent-to-use” trademarks until such time as a Borrower begins to use such trademarks; and (2) any item of general intangibles that is now or hereafter held by a

Borrower, solely in the event and to the extent that: (i) the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower therein or result in any Borrower’s loss of use of such asset or (B) a breach or termination pursuant to the terms of, or a default under, any such investment property or general intangible, in each case other than (i) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code) or principles of equity or (ii) with respect to payment intangibles; provided, however, that the grant of the security interests contained in this Section 3 shall extend to, and the term “Collateral” shall include, (i) any and all proceeds of such directly held general intangibles, provided that the proceeds are not themselves directly held general intangibles subject to subsection (2) above, and (ii) at such time that the grant of such security interest shall no longer constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower therein or result in any Borrower’s loss of use of such asset or (B) a breach or termination pursuant to the terms of, or a default under, any such general intangible, thereafter such directly held general intangible.

3.2.                              Authorization to File Financing Statements.  Each Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.  Each Borrower agrees to furnish any such information to Lender promptly upon request.  Each Borrower also ratifies its authorization for Lender to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

3.3.                              Other Actions.  Further to insure the attachment, perfection and first priority (subject to Permitted Liens) of, and the ability of Lender to enforce Lender’s Liens, each Borrower agrees, in each case at Borrowers’ expense, to take the following actions with respect to the following Collateral and without limitation on such Borrower’s other obligations contained in this Agreement:

(a)                                  Promissory Notes and Tangible Chattel Paper.  If a Borrower shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, such Borrower shall, at Lender’s request, forthwith endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify.

(b)                                 Deposit Accounts.  For each deposit account that a Borrower, now or at any time hereafter, opens or maintains, such Borrower shall, prior to or concurrently with the opening of such deposit account, pursuant to an agreement in form and substance reasonably satisfactory to Lender, cause the depositary bank to agree to comply, without further consent of such Borrower, at any time during the continuance of an Event of Default with instructions from Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account.  The provisions of this paragraph shall not apply to (x) any deposit account for which a Borrower, the depositary bank and Lender have entered into an Account Control Agreement among such Borrower, the depositary bank and Lender for the specific purpose set forth therein, (y) a deposit account for which Lender is the depositary bank and is in automatic control, and (z) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(c)                                  Investment Property.  If a Borrower shall, now or at any time hereafter, hold or acquire any certificated securities, such Borrower shall forthwith endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify.  If any securities now or hereafter acquired by a Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Lender thereof and, at Lender’s request and option, either (i) cause the issuer to enter into an agreement under Section 8-106 of the UCC whereby the issuer agrees with instructions originated by Lender without further consent by any Borrower, or (ii) pursuant to an agreement in form and substance satisfactory to Lender, arrange for Lender to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by a Borrower are held by such Borrower or its nominee through a securities intermediary or commodity intermediary, such Borrower shall immediately notify Lender thereof and, at Lender’s request and option, either (x) cause such securities intermediary or (as the case may be) commodity intermediary to enter into an Account Control Agreement, or (y) pursuant to an agreement in form and substance satisfactory to Lender, in the case of financial assets or other investment property held through a securities intermediary, arrange for Lender to become the entitlement holder with respect to such investment property, with such Borrower being permitted, only with the consent of Lender, to exercise rights to withdraw or otherwise deal with such investment property.  The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which Lender is the securities intermediary.

(d)                                 Collateral in the Possession of a Bailee.  If any Collateral in excess of $100,000 is, now or at any time hereafter, in the possession of a bailee, the applicable Borrower shall promptly notify Lender thereof and, at Lender’s request and option, shall promptly obtain a bailee acknowledgment and access agreement in form and substance reasonably satisfactory to Lender.

(e)                                  Letter-of-credit Rights.  If any Borrower is, now or at any time hereafter, a beneficiary under a letter of credit in excess of $100,000, such Borrower shall promptly notify Lender thereof and, at the request and option of Lender, such Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of the letter of credit or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit.

(f)                                    Commercial Tort Claims.  If a Borrower shall, now or at any time hereafter, hold or acquire a commercial tort claim in an amount greater than $100,000, such Borrower shall promptly (but in any event with two Business Days thereof) notify Lender in a writing signed by such Borrower of the particulars thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

(g)                                 Other Actions as to any and all Collateral.  Each Borrower further agrees, upon the request of Lender and at Lender’s option, to take any and all other actions as Lender may reasonably determine to be necessary or useful for the attachment, perfection and first priority (subject to Permitted Liens) of, and the ability of Lender to enforce, Lender’s Lien in any and all of the Collateral, including (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the applicable Borrower’s signature thereon is required therefor, (ii) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (iv) making commercially reasonable efforts to obtain governmental and other third party waivers, consents and approvals, in form and substance reasonably satisfactory to Lender, including any consent of any licensor, lessor or other person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to Lender, (vi) creating and perfecting Liens in favor of Lender in any real property acquired after the Closing Date, and (vii) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by Lender to be applicable in any relevant UCC or other jurisdiction, including any foreign jurisdiction.  In addition to the foregoing, Borrowers shall on such periodic basis as Lender shall require, (w) provide Lender with a report of all new material patentable, copyrightable or trademarkable materials acquired or generated by each Borrower during the prior period which the Borrowers intend to register with the United States Patent and Trademark Office or the Library of Congress, as applicable, (x) cause (i) all Patents and Trademarks and (ii) all Copyrights that are material to such Borrower’s business, in each case, acquired or generated by such Borrower and not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrower’s ownership thereof, (y) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such Patents, Copyrights and Trademarks as being subject to the security interests created thereunder, and (z) execute and deliver to Lender at Lender’s request Security Documents with respect to such patents, trademarks or copyrights for filing with the appropriate filing office.

3.4.                              Relation to Other Security Documents.  Concurrently with the execution of the Existing Agreement each Borrower executed and delivered to Lender a Pledge Agreement, a

Copyright Security Agreement, a Patent Security Agreement, a Trademark Security Agreement, and a Collateral Assignment of Acquisition Documents, pursuant to which each Borrower granted a security interest in certain Collateral to Lender as set forth in such agreements.  Concurrently with the execution and delivery of this Agreement each Borrower is executing and delivering to Lender a Reaffirmation Agreement in respect of such Security Documents.  The provisions of such agreements are supplemental to the provisions of this Agreement, and nothing contained in such agreements shall derogate from any of the rights or remedies of Lender.  Neither the delivery of, nor anything contained in, such agreements shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

3.5.                              Power of Attorney.  Each Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 3.2, sign the name of Borrower on any of the documents described in Section 3.2, (b) at any time that an Event of Default has occurred and is continuing, sign any Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against account debtors, or notices to account debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of accounts, instruments, documents, chattel paper, supporting obligations, letters of credit and proceeds of letters of credit, letter-of-credit rights, customer lists, software, and business records related thereto, (d) at any time that an Event of Default has occurred and is continuing, endorse each Borrower’s name on any collection item that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under each Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the accounts, instruments, documents, chattel paper, supporting obligations, letters of credit and proceeds of letters of credit, letter-of-credit rights, customer lists, software, and business records related thereto, or general intangibles directly with account debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary.  The appointment of Lender as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations (other than inchoate indemnification obligations) have been fully and finally repaid in cash and performed and Lender’s obligations to extend credit hereunder are terminated.

SECTION 4.                       CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to restructure the Loans hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1.                              Conditions Precedent to Closing Date Effectiveness.  On or prior to the Closing Date, Borrowers shall have delivered to Lender the following:

(a)                                  executed originals of the following documents:

i.                                          this Agreement;

ii.                                       the Notes;

iii.                                    the ACH Authorization;

iv.                                   the Reaffirmation Agreement; and

v.                                      the Waiver and Release Agreement, duly executed by the Borrowers.

(b)                                executed originals of a legal opinion of Borrowers’ counsel, in form, scope and substance reasonably satisfactory to Lender;

(c)                                 executed originals of all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(d)                                executed originals of a certificate of a duly authorized officer of each Borrower attaching:

i.                                          certified copies of the Certificate of Incorporation and the Bylaws, or Certificate of Formation and Operating Agreement, as applicable, each as amended through the Closing Date, of each Borrower;

ii.                                       certified copy of resolutions of each Borrower’s board of directors or members or managers, as applicable, evidencing approval of the amendment and restatement of the Existing Agreement, the Loans and other transactions evidenced by the Loan Documents;

iii.                                    the title, name and specimen signature of each officer duly authorized to sign the Loan Documents; and

iv.                                   a certificate of good standing for each Borrower from its state of incorporation or formation, as applicable, and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)                                 reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f)                                   evidence of insurance, together with endorsements identifying Lender as additional insured on all liability policies and lender loss payee on all property policies;

(g)                                (i) results of UCC and intellectual property searches and with respect to the Collateral indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to Lender; and (ii) filed, stamped copy of the UCC-3 termination statement evidencing the termination of the UCC-1 filed by Avnet, Inc. (with filing number 2009 3099188), together with authorization from Avnet, Inc. for filing such UCC-3, in each case, in form and substance satisfactory to Lender;

(h)                                an Advance Request in respect of the Revolving Loan Advance (if any) duly executed by each Borrower’s Chief Executive Officer, Chief Financial Officer or President or equivalent position;

(i)                                    [Intentionally Omitted];

(j)                                     [Intentionally Omitted]

(k)                                 (i) evidence satisfactory to Lender in its discretion that all earn-out obligations of Borrowers and seller notes issued by Borrowers arising in connection with the Delta Acquisition Documents have been restructured in a manner and subject to terms and conditions and documentation satisfactory to Lender; and (ii) an officer’s certificate, duly executed by the Chief Executive Officer, Chief Financial Officer or President or equivalent position, dated as of the Closing Date, certifying and attaching, true, correct and complete copies of the documents evidencing such restructuring, such documents to include, without limitation, the Earn Out Agreement, dated as of May 2, 2008 (as amended) between ISC and Delta Health Systems, Inc.

(l)                                    evidence satisfactory to Lender that the Debt Conversion Agreement dated as of November 20, 2009, between Parent Borrower and Hercules LLC has been duly executed by the parties thereto and the transactions described therein have closed and been effectuated substantially contemporaneously with this Agreement;

(m)                              executed original of the Registration Rights Agreement duly executed by an authorized officer of the Parent Borrower; and

(n)                                such other documents as Lender may reasonably request.

4.2.                              All Advances.  On each Advance Date:

(a)                                 Lender shall have received an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by each Borrower’s Chief Executive Officer, Chief Financial Officer or equivalent position.

(b)                                The representations and warranties set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the Advance Date (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                 Each Borrower and the Borrowers, collectively shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)                                Each Advance Request shall be deemed to constitute a representation and warranty by each Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

(e)                                 In connection with any Advance Request for a Revolving Loan Advance, the documents required pursuant to Section 2.1(b) hereof.

4.3.                              No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.                          REPRESENTATIONS AND WARRANTIES OF BORROWERS

Each Borrower represents and warrants that:

5.1.                              Corporate Status.  Such Borrower (other than Opt) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Opt is a limited liability company duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly qualified in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Such Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C (as may be updated by Borrowers in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein).

5.2.                              Collateral.  Such Borrower owns the Collateral, free of all Liens, except for Permitted Liens.  Such Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3.                              Consents.  Such Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate or limited liability company action, as applicable, of such Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Borrower’s articles of incorporation or formation, as applicable, bylaws or operating agreement, as applicable, or any, law, regulation, order, injunction, judgment, decree or writ to which such Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4.                              Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.  Such Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5.                              Actions Before Governmental Authorities.  Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or its property.

5.6.                              Laws.  Such Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.  Such Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound or any of its properties or assets are or may be bound where such default could reasonably be expected to result in a Material Adverse Effect.

5.7.                              Information Correct and Current.  No information, report, Advance Request, Borrowing Base Certificate, financial statement, exhibit or schedule furnished, by or on behalf of such Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made.  Additionally, any and all financial or business projections provided by such Borrower to Lender shall be provided in good faith and based on reasonable assumptions at the time made.

5.8.                              Tax Matters.  Except as described on Schedule 5.8, (a) such Borrower has filed all federal, state and local tax returns that it is required to file, (b) such Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) such Borrower has paid or fully reserved for any tax assessment received by such Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9.                              Intellectual Property Claims.  Such Borrower is the sole owner of, or otherwise has the right to use, its Intellectual Property.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to such Borrower that any material part of the Intellectual Property violates the rights of any third party.  Exhibit D contains a true, correct and complete list of each of such Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which such Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Parent Borrower or any Subsidiary, in each case as of the Closing Date.  Such Borrower is not in material breach of, nor has such Borrower failed to perform any material obligations under, any of the contracts, licenses or agreements related to material Intellectual Property and, to such Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10.                        Intellectual Property.  Except as described on Schedule 5.10, such Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of such Borrower’s business as currently conducted and proposed to be conducted by such Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, such Borrower has the right, to the extent required to operate such Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and such Borrower owns or has the right to use, pursuant to valid licenses, all material software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11.                        Borrower Products.  Except as described on Schedule 5.11, no material Intellectual Property owned by such Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of such Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner such Borrower’s use, transfer or licensing thereof or that may affect in a material respect the validity, use or enforceability thereof.  There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates such Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of such Borrower or Borrower Products.  Such Borrower has not received any written notice or claim challenging or questioning such Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed material Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to such Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither such Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12.                        Financial Accounts.  Exhibit E (as may be updated by the Borrowers in a written notice provided to Lender after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein), is a true, correct and complete list of (a) all banks and other financial institutions at which Parent Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Parent Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13.                        Intentionally Deleted.

5.14.                        Capitalization and Subsidiaries.  Such Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Such Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14 (as may be updated by Borrowers in a written notice provided to Lender after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein) is a true, correct and complete list of each Subsidiary and each other Person in which a Borrower owns any stock or other equity interests.

5.15.                        Eligible Accounts.  For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all Borrowing Base Certificates, invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct (except for any good faith immaterial errors promptly corrected when discovered) and all such Borrowing Base Certificates, invoices, instruments and other documents, and all of each Borrower’s books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Such Borrower has no knowledge of any actual or imminent insolvency proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.  To the best of such Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

SECTION 6.                          INSURANCE; INDEMNIFICATION

6.1.                              Coverage.  Each Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in each Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability.  Each Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Each Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as Lender has any commitment to make any Advances to the Borrowers or there are any Secured Obligations outstanding, each Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  Each Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2.                              Certificates.  Each Borrower shall deliver to Lender certificates of insurance in form and substance reasonably satisfactory to Lender that evidence such Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Each Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a lender’s loss payee for all risk property damage insurance, subject to the insurer’s approval, a lender’s loss payee for fidelity insurance, and a lender’s loss payee for property insurance and additional insured for liability insurance for any future insurance that such Borrower may acquire from such insurer.  The Borrowers shall deliver to Lender additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity, each in form and substance reasonably satisfactory to Lender.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests.  Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3.                              Indemnity.  Each Borrower hereby agrees to and does indemnify and hold Lender and its officers, directors, employees, agents, attorneys, representatives, professional advisors and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the handling, disposition or utilization of the Collateral, or Lender relying on any instruction of a Borrower, or any other actions taken or not taken by Lender hereunder or under any Loan Document, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Each Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7.                          COVENANTS OF BORROWER

Each Borrower agrees as follows:

7.1.                              Financial Reports and Compliance Certificate. Borrowers shall furnish to Lender the following documents and financial reports (the “Financial Statements”), with delivery of the Financial Statements described in subsections (a), (b) and (c), in each case to be accompanied by the Compliance Certificate in the form attached as Exhibit F:

(a)                                 as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, all certified by Parent Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal quarter end and year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                                as soon as practicable (and in any event within forty-five (45) days) after the end of each fiscal quarter, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, all certified by Parent Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)                                 as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, (i) unqualified audited consolidated financial statements as of the end of such year, including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d)                                so long as Lender has any commitment to make any Advances to the Borrowers or there are any Secured Obligations outstanding, as soon as practicable (and in any event within five (5) days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), a Borrowing Base Certificate and agings of accounts receivable and accounts payable;

(e)                                 promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(f)                                   promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to holders of its Capital Stock and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(g)                                financial and business projections promptly following their approval by a Borrower’s board of directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to rliu@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to rliu@herculestech.com, provided, that if e-mail is not available or sending such

Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2.                              Other Notices.  Parent Borrower shall deliver to Lender, in form and detail reasonably satisfactory to Lender:

(a)                                 promptly (but in any event within two (2) Business Days after receipt or delivery thereof) all material notices and instructions made under any Acquisition Documents;

(b)                                promptly (but in any event within two (2) Business Days after receipt or delivery thereof or knowledge thereof) copies of all written notices or claims challenging or questioning any Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any material licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto;

(c)                                 promptly the reports specified in Section 3.3(g); and

(d)                                promptly upon the occurrence of an Event of Default, or upon the occurrence of any event that, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

7.3.                              Inspection Rights.

(a)                                 Each Borrower shall permit any representative that Lender authorizes, including without limitation its attorneys, financial and other professional advisors and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times and upon reasonable notice during normal business hours.  In addition, any such representative shall have the right to meet with management and officers of such Borrower to discuss such books of account and records.  In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of each Borrower concerning significant business issues affecting such Borrower and to communicate directly with financial advisors retained by Borrowers.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over any Borrower’s management or policies.

(b)                                Prior to the occurrence of an Event of Default not more frequently than one time in each calendar quarter, and following the occurrence of an Event of Default, more frequently as determined by Lender, upon the request of Lender, Borrowers will obtain and deliver to Lender, or, if Lender so elects, will cooperate with Lender in Lender’s obtaining, a report of an independent collateral auditor satisfactory to Lender with respect to the Accounts included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Parent Borrower or its applicable Subsidiary).  All such collateral value reports shall be conducted and made at the Borrowers’ expense.

7.4.                              Further Assurances.  Each Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give a first priority Lien to Lender on the Collateral, subject to Permitted Liens which were as of the Closing Date unavoidable and senior under applicable law to Lender’s liens and security interest (other than Liens under clause (vii) of the definition of Permitted Liens which may be permitted to remain senior to Lender’s Liens).  Each Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, each Borrower hereby authorizes Lender to execute and deliver on behalf of such Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for such Borrower.  Borrowers shall protect and defend each Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to each Borrower or Lender other than Permitted Liens.

7.5.                              Compromise of Agreements.  With respect to Accounts with a combined value in excess of ten percent (10%) of all of Borrowers’ Accounts then outstanding, no Borrower shall (a) grant any material extension of the time of payment thereof, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by such Borrower in the ordinary course of business of such Borrower.

7.6.                              Indebtedness.  Parent Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion and (b) the Permitted Subordinated Debt Payments under the HIA Indebtedness in accordance with the HIA Subordination Agreement, so long as no Event of Default shall have occurred or would result therefrom, or any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default or would result therefrom.

7.7.                              Collateral; Prohibition of Liens. Each Borrower shall at all times keep the Collateral and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral or any Liens thereon.  Parent Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Parent Borrower shall cause its

Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Parent Borrower shall not, nor shall it permit any of its Subsidiaries to enter into or permit to exist any arrangement or agreement (excluding this Agreement and the other Loan Documents) which directly or indirectly prohibits Parent Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired or to make transfers or distributions of all of any part of its assets to Parent Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent included as a Permitted Lien, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Parent Borrower or such Subsidiary in the ordinary course of business.

7.8.                              Investments.  Parent Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.9.                              Distributions.  Parent Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Parent Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.10.                        Transfers.  Except for Permitted Transfers, no Borrower shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets, and, except for Permitted Transfers, no Borrower shall voluntarily or involuntarily transfer, sell, lease, license, or lend in any manner, or convey any equitable or legal interest in any Account.

7.11.                        Mergers or Acquisitions.  Except with respect to Permitted Acquisitions, Parent Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Parent Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person.

7.12.                        Taxes.  Any Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against any Borrower or the Collateral or upon any Borrower’s ownership, possession, use, operation or disposition thereof or upon any Borrower’s rents, receipts or earnings arising therefrom.  Parent Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, any Borrower may contest, in good faith and by appropriate proceedings, taxes for which such Borrower maintains adequate reserves therefor in accordance with GAAP.

7.13.                        Corporate Changes.  Neither Parent Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender.  Neither Parent Borrower nor any Subsidiary shall suffer a Change in Control.  Neither Parent Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided written notice to Lender; and (ii) such relocation shall be within the continental United States.  Neither Parent Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.  Except as may be required for Parent Borrower and the Subsidiaries to comply with the provisions of GAAP, neither Parent Borrower nor any Subsidiary shall change its fiscal year end from December 31st of each year and its fiscal quarter ends from March 31st, June 30th, September 30th and December 31st of each year; provided that if such change is required by GAAP, Parent Borrower will notify Lender of the same and Borrowers agree to modify the provisions of this Agreement to reflect such changes, as may be reasonably requested by Lender.

7.14.                        Deposit Accounts; Accumulation of Cash.

(a)                                  Except for the deposit accounts and securities accounts identified on Schedule 7.14 or on which Lender has an Account Control Agreement, neither Parent Borrower nor any Subsidiary shall maintain any deposit accounts or securities accounts.

(b)                                 Borrowers shall not accumulate or maintain cash in any disbursement accounts (which such accounts include, but are not limited to, any accounts payable accounts or payroll accounts), as of any date of determination, in amounts in excess of checks outstanding against such deposit accounts as of that date and amounts necessary to meet any minimum balance requirements for such deposit accounts.  Further, Borrowers shall not hold or maintain, directly or through a securities or commodities intermediary, investment property (including without limitation any securities) in any of its deposit or securities accounts, or enter into repurchase agreements with respect to or through such accounts, without the prior written consent of Lender, and, at the request and option of Lender, pursuant to a control or other agreement in form and substance satisfactory to Lender in its sole discretion.

7.15.                        New Subsidiaries. Parent Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement.

7.16.                        Modification of Material Agreements.  Parent Borrower will not, and will not permit any of its respective Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, any Material Agreements (unless such change is of an immaterial or ministerial nature) without the prior written consent of Lender.

7.17.                        Account Eligibility. Parent Borrower shall notify Lender promptly (but in any event within one (1) day thereof) of any event or circumstance which to any Borrower’s knowledge would cause Lender to consider then existing accounts of more than $100,000 as no longer constituting Eligible Accounts.

7.18.                        Compliance with Laws.  Parent Borrower shall and shall cause each of its respective Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it and any of its properties may be bound to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect and (d) all applicable decrees, orders and judgments.

7.19.                        TD Bank Account.  Borrowers shall not maintain cash and any other deposits in any account with TD Bank, including, without limitation, account number 37-3956192, in an amount in excess of $100 in the aggregate for all such accounts unless and until TD Bank, the applicable Borrower and Lender have entered into an Account Control Agreement.

7.20.                        Financial Covenants.

(a)                                  Consolidated Adjusted EBITDA.  The Borrowers shall not permit the Consolidated Adjusted EBITDA for any Three Month Measurement Period ending during any fiscal month, commencing with the month ending November 30, 2009, to be less than the amount set forth below opposite such Three Month Measurement Period ending date:

Measurement Period Ending	Consolidated Adjusted EBITDA
November 30, 2009	$0
December 31, 2009	$1,000,000
January 31, 2010	$150,000
February 28, 2010	$250,000
March 31, 2010	$1,000,000
April 30, 2010	$200,000
May 31, 2010	$300,000
June 30, 2010	$1,250,000
July 31, 2010	$1,000,000
August 31, 2010	$1,000,000
September 30, 2010	$1,250,000
October 31, 2010	$1,250,000
November 30, 2010	$1,250,000
December 31, 2010	$1,500,000
January 31, 2011	$1,500,000
February 28, 2011	$1,500,000
March 31, 2011	$1,500,000
April 30, 2011	$1,500,000
May 31, 2011	$1,500,000
June 30, 2011	$2,000,000
July 31, 2011	$2,000,000
August 31, 2011	$2,000,000
September 30, 2011	$2,000,000
October 31, 2011	$2,000,000
November 30, 2011	$2,000,000
December 30, 2011 and thereafter	$3,000,000

(b)                                 Consolidated Total Leverage Ratio.  The Borrowers shall not permit the Consolidated Total Leverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be greater than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Total Leverage Ratio
June 30, 2010	6.00:1.00
September 30, 2010	6.00:1.00
December 31, 2010	5.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	3.00:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.00:1.00
March 31, 2012	1.75:1.00
June 30, 2012 and thereafter	1.50:1.00

(c)                                  Consolidated Fixed Charge Coverage Ratio.  The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be less than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Fixed Charge Coverage Ratio
June 30, 2010	0.75:1.00
September 30, 2010	0.75:1.00
December 31, 2010	1.00:1.00
March 31, 2011	1.00:1.00
June 30, 2011	1.25:1.00
September 30, 2011	1.25:1.00
December 31, 2011	1.50:1.00
March 31, 2012	1.50:1.00
June 30, 2012 and thereafter	2.00:1.00

(d)                                 Minimum Cash On Hand.  The Borrowers shall not permit at any time its unrestricted Cash on hand to be less than $1,000,000.

7.21.                        Use of Proceeds.  Borrowers will use the proceeds from each of the Term Loans and the Revolving Loan (i) to continue existing debt of the Parent Borrower on the Closing Date, (ii) to fund Permitted Acquisitions and (iii) for general corporate and working capital purposes.

7.22.                        Reservation of Capital Stock.  Parent Borrower shall, at all times after January 31, 2010, reserve for the issuance of additional shares of common Capital Stock pursuant to the terms of Section 2.5(a)(iii) and Section 2.9 hereof and shall, at all times, have a sufficient number of authorized shares so as to permit the issuance of the shares of common Capital Stock as provided under Section 2.5(a)(iii) and Section 2.9.

7.23.                        Post Closing Requirements.

(a)                                  Budget.  On or before a date which is ninety (90) days following the Closing Date, Borrowers shall deliver to Lender a budget for the 2010 fiscal year, such budget to be in form and substance, and with such supporting documentation and underlying assumptions, as reasonably acceptable to Lender.

(b)                                 TD Bank Accounts.  On or before January 15, 2010, Borrowers shall enter into, and cause TD Bank to enter into, an Account Control Agreement with Lender or deliver to Lender, evidence satisfactory to Lender, that all TD Bank accounts have been closed.

SECTION 8.                          INTENTIONALLY DELETED.

SECTION 9.                          EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1.                              Payments.  Any Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2.                              Covenants.  Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20, 7.21, 7.22 or 7.23) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (b) with respect to a default under Section 7.20 arising solely as a result of an ACH debit entry by Lender the sole purpose of which is to pay out of pocket expenses of Lender, such default continues for more than five (5) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (c) with respect to a default under any of Sections 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20 (other than as expressly provided in clause (b) of this Section 9.2), 7.21, 7.22 or 7.23, the occurrence of such default; or

9.3.                              Material Adverse Effect.  A circumstance has occurred that has had a Material Adverse Effect; or

9.4.                              Other Loan Documents.  The occurrence of any default under any Loan Document or any other agreement between any Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Parent Borrower, or (b) Parent Borrower has actual knowledge of such default; or

9.5.                              Representations.  Any representation or warranty made by any Borrower in any Loan Document shall have been false or misleading in any material respect; or

9.6.                            Insolvency.  Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Borrower or of all or any substantial part of the assets or property of such Borrower; or (vi) cease operations of its business, or shall terminate substantially all of its employees; or (vii) any Borrower or its directors or majority shareholders (or equivalent position) shall or majority members or equivalent position, take any action initiating any of the foregoing actions described in clauses (A)(i) through (A)(vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against such Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or (C) shall take any action in furtherance or preparation of any of the foregoing.

9.7.                            Attachments; Judgments.  Any portion of any Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000 which judgment is not covered by insurance and such judgment is not bonded, appealed or otherwise stayed for 30 consecutive days, or any Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; provided, however, that any such attachment, seizure, levy or judgment in excess of $750,000, individually or in the aggregate, shall constitute an Event of Default hereunder not withstanding such insurance coverage, bonding, appeals or stay; or

9.8.                            Other Obligations.  The occurrence of any default under any agreement or obligation of any Borrower involving any Indebtedness in excess of $100,000; or

9.9.                            Change in Control. A Change in Control shall occur.

SECTION 10.                REMEDIES

10.1.                     General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, terminate any of the commitments evidenced hereunder, accelerate and demand payment of all or any part of the Secured Obligations together with a Term Loan Prepayment Charge and the amounts referenced pursuant to Section 2.7 herein, and declare the

Secured Obligations to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6 and Section 9.9, the Loans and all of the Secured Obligations shall automatically be accelerated and made due and payable and the commitments terminated, in each case without any further notice or act), and (ii) Lender may, at its option, notify any of Borrower’s account debtors or any Borrower to make payment directly to Lender, compromise the amount of any such account on such Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Lender may, at its option, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2.                     Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Borrower.  Lender may require any Borrower or Borrowers to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and such Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full and final payment in cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrowers or their representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3.                     No Waiver.  Lender shall be under no obligation to marshal any of the Collateral for the benefit of any Borrower or any other Person, and each Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4.                     Cumulative Remedies.  The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.                MISCELLANEOUS

11.1.                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2.                     Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                                 If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Roy Liu, Managing Director

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3068

(b)                                 If to any Borrower:

INFOLOGIX, INC. Attention: John A. Roberts, Chief Financial Officer 101 East County Line Road Suite 210 Hatboro, PA 19040 Facsimile: 267-681-0682 Telephone: 215-604-0691

or to such other address as each party may designate for itself by like notice.

11.3.                     Entire Agreement; Amendments.  This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof (including, without limitation, any fee letters executed prior to the amendment and restatement of the Existing Agreement), and, subject to Section 11.19 hereof, supersede and replace in their entirety any prior proposals, term sheets, letters (including such fee letters), negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof, provided that (and for the avoidance of doubt) nothing herein shall abrogate, limit or otherwise supersede the Waiver and Release Agreement.  None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties thereto.

11.4.                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5.                     No Waiver.  The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by any Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6.                     Survival.  All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7.                     Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on any Borrower and its permitted assigns (if any).  No Borrower shall assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrowers, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8.                     Governing Law.  This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  Payment to Lender by Borrowers of the Secured Obligations is due in the State of California.  This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9.                     Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10.              Mutual Waiver of Jury Trial / Judicial Reference.

(a)                                 Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Borrowers and Lender; Claims that arise out of or are in any way connected to the relationship between any Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

(b)                                 If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                                  In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11.              Professional Fees.  Each Borrower promises to pay Lender’s fees and expenses necessary to finalize the Loan Documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, Lender Expenses and other miscellaneous expenses.  In addition, each Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including without limitation, accountants’ fees and financial advisors’ fees) and all Lender Expenses in connection with fees and services described in clauses (b), (c), (d), (e), (f) and (g) hereinafter listed) incurred by Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Borrower’s estate, and any appeal or review thereof.  Absent an Event of Default, such fees and expenses shall be due thirty (30) calendar days after written demand therefor.  This Section 11.11 shall survive the termination of this Agreement.

11.12.              Confidentiality.  Lender acknowledges that certain items of Collateral and information provided to Lender by Borrowers are confidential and proprietary information of such Borrowers, if and to the extent such information either (x) is marked as confidential by Borrowers at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of such Borrower, except that Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the applicable Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrowers or any of their affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13.              Assignment of Rights.  Each Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any Person or entity (an “Assignee”) provided that prior to an Event of Default, Lender shall not make such an assignment unless it has obtained the prior consent of the Parent Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency or a sale by Lender of a material amount of its assets, the restrictions set forth herein shall not apply and Assignee shall mean any Person or party.  After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Lender shall relieve any Borrower of any of its obligations hereunder.  Lender agrees that, upon receipt of a Borrower’s written request, in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14.              Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if such Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of such Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender.  The Loan Documents, the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Lender in Cash.

11.15.              Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16.              No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender and the Borrowers.

11.17.              Publicity.  With Parent Borrower’s prior consent, which shall not be unreasonably withheld or delayed, Lender may use any Borrower’s name and logo, and include a brief description of the relationship between any Borrower and Lender, in Lender’s marketing materials.

11.18.              Representations and Warranties of Lender.  Lender represents and warrants the following, each as of the date hereof:

(a)                                 Investment Intent.  Lender understands that the Securities it receives hereunder are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law.  Lender is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to Lender’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws.  Lender does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute the Securities.

(b)                                 Lender’s Status.  At the time Lender was offered the Securities, Lender was, and at the date hereof Lender is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Lender is not a registered broker-dealer or agent thereof under Section 15 of the Exchange Act.

(c)                                  General Solicitation.  Lender is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)                                 Access to Information.  Lender acknowledges that it has reviewed the Disclosure Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent Borrower concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities, (ii) access to information about Parent Borrower and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (iii) the opportunity to obtain such additional information that Parent Borrower possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e)                                  Independent Investment Decision.  Lender has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement, and confirms that it has not relied on the advice of Parent Borrower or any of its advisors.  Lender has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Lender understands that it must bear the economic risk of this investment in the Securities indefinitely, and it is able to bear such risk and is able to afford a complete loss of such investment.

(f)                                   Legend.  Lender acknowledges that the certificates evidencing the Securities will be imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY

STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION TO THE COMPANY FROM COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO PARENT BORROWER.

(g)                                  Advice.  Lender understands that nothing in this Agreement, or any other materials presented to Lender by Parent Borrower in connection with the transactions contemplated hereby constitutes legal, tax, accounting or investment advice.  Lender has consulted such legal, tax, accounting and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

(h)                                 Consent to Reliance.  Lender understands and acknowledges that (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and Parent Borrower will rely upon the accuracy and truthfulness of, the representations, warranties and covenants of Lender set forth in this Section 11.18, and Lender hereby consents to such reliance.

11.19.              Transitional Arrangements.  Upon the effectiveness of this Agreement, this Agreement shall supersede the Existing Agreement in its entirety, except as otherwise in this Section 11.19.  This Agreement constitutes an amendment and restatement of the Existing Agreement effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to Lender under the Existing Agreement or evidence the repayment of any indebtedness or other obligations thereunder.  It is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Agreement and re-evidences the obligations of Borrowers outstanding thereunder, secured by the Security Documents.  As of the Closing Date, the rights and obligations of the parties under the Existing Agreement and the “Notes” (as defined in the Existing Agreement) shall be subsumed within and be governed by this Agreement and the Notes.  Each of the “Loans” (as defined in the Existing Agreement) advanced by Lender under the Existing Agreement and outstanding under the Existing Agreement immediately prior to the effectiveness of this Agreement shall continue to be Loans hereunder, provided that all interest, fees and expenses owing or accruing under or in respect of the Existing Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrowers and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, President

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nichola Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B-1:	Term A Note

Exhibit B-2:	Term B Note

Exhibit B-3:	Revolving Note

Exhibit C:	Name, Locations, and Other Information for Borrowers

Exhibit D:	Borrowers’ Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrowers’ Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	Borrowing Base Certificate

Exhibit I:	ACH Debit Authorization Agreement

Exhibit J:	Form of Collateral Assignment of Acquisition Documents

Exhibit K	Form of Registration Rights Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization and Subsidiaries
Schedule 7.14	Deposit Accounts

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date: , 20

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Attn:

Infologix, Inc., on behalf of itself and InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition LLC and InfoLogix-DDMS, Inc. (collectively, the “Borrowers”) hereby request from Hercules Technology Growth Capital, Inc. (“Lender”) a [Revolving Loan Advance] in the amount of                                            Dollars ($                                ) on                             , 20     (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrowers and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)                                  Issue a check payable to Parent Borrower

or

(b)                                 Wire Funds to Parent Borrower’s account

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Each Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.  Each Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its reasonable discretion, Lender may decline to fund the requested Advance.

Each Borrower hereby represents that no Borrower’s corporate and limited liability company status and locations have changed since the date of this Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [                                                        ], 20[    ].

BORROWERS:	INFOLOGIX, INC., ON BEHALF OF ITSELF AND
INFOLOGIX SYSTEMS CORPORATION
OPT ACQUISITION LLC
EMBEDDED TECHNOLOGIES, LLC
INFOLOGIX — DDMS, INC.

By:
Print Name:
Title:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Each Borrower hereby represents and warrants to Lender that such Borrower’s current name and organizational status is as follows:

Name:	[ ]

Type of organization:	[ ]

State of organization:	[ ]

Organization file number:	[ ]

Each Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B-1

FORM OF TERM NOTE A

$5,500,000	Date: , 20[ ]

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware Limited Liability Company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Term Note A (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Term Note A (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon, all as provided in the Loan Agreement referred to below.

This Note is a Term Note A referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated November 20, 2009, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Note has been negotiated and delivered to Lender and is payable in the State of California.  This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:
David T. Gulian, President

EXHIBIT B-2

FORM OF TERM NOTE B

THIS TERM NOTE B AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED (OTHER THAN BY COLLATERAL ASSIGNMENT) OR OTHERWISE TRANSFERRED (OTHER THAN BY COLLATERAL ASSIGNMENT OR PLEDGE) UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) PARENT BORROWER RECEIVES AN OPINION OF COUNSEL TO PARENT BORROWER OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL IS SATISFACTORY TO PARENT BORROWER THAT SUCH NOTE AND/OR COMMON STOCK MAY BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED, WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

$5,000,000	Date: , 20[ ]

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware Limited Liability Company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Term Note B (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Term Note B (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon (whether as cash interest or payment in kind interest), all as provided in the Loan Agreement referred to below.

This Note is a Term Note B referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated November 20, 2009, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Note.  The obligations evidenced by this Note may be converted into shares of common Capital Stock as provided by the terms of the Loan Agreement.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Note has been negotiated and delivered to Lender and is payable in the State of California.  This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:
David T. Gulian, President

EXHIBIT B-3

FORM OF REVOLVING NOTE

$12,000,000

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware limited liability company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Revolving Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Revolving Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twelve Million Dollars ($12,000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon, all as provided in the Loan Agreement referred to below.

This Note is a Revolving Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement, by and among Borrowers and Lender, dated November 20, 2009 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Note has been negotiated and delivered to Lender and is payable in the State of California.  This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

This Note constitutes the amendment and restatement in its entirety of the Revolving Note dated as of [                       , 2009] issued by Borrowers to Lender in the original principal amount of [$          ] (the “Prior Note”), and is in substitution therefor and an amendment and replacement thereof.  Nothing herein shall be construed to constitute payment of the Prior Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of Lender under the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By:	InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By:	InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX – DDMS, INC.

By:
David T. Gulian, President

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.             Borrowers represent and warrant to Lender that the current name and organizational status of each Borrower as of  the Closing Date is as follows:

(a)	Name:	InfoLogix, Inc.

	Type of organization:	Corporation

	State of organization:	Delaware

	Organization file number:	4256230

(b)	Name:	InfoLogix Systems Corporation

	Type of organization:	Corporation

	State of organization:	Delaware

	Organization file number:	3424027

(c)	Name:	Embedded Technologies, LLC

	Type of organization:	Limited Liability Company

	State of organization:	Delaware

	Organization file number:	3758331

(d)	Name:	Opt Acquisition LLC

	Type of organization:	Limited Liability Company

	State of organization:	Pennsylvania

	Organization file number:	3065065

(e)	Name:	InfoLogix-DDMS, Inc.

	Type of organization:	Corporation

	State of organization:	Delaware

	Organization file number:	4329544

2.             Borrowers represent and warrant to Lender that for five (5) years prior to the Closing Date, no Borrower did business under any other name or organization or form except the following:

(a)	InfoLogix, Inc.	(1) New Age Translation, Inc. (DE)
(2) New Age Translation, Inc. (NV)

	Used during dates of:	November 22, 2004 to November 29, 2006

	Type of organization:	(1) Corporation
(2) Corporation

	State of organization:	(1) Delaware
(2) Nevada

	Organization file number:	(2) C31464-2004

Borrower’s fiscal year ends on December 31.

Borrower’s federal employer tax identification number is:20-1983837

(b)	InfoLogix Systems Corporation	Info Logix Inc.

	Used during dates of:	Prior to Nov. 29, 2006

	Type of organization:	Corporation

	State of organization:	Delaware

	Organization file number:	3424027

Borrower’s fiscal year ends on December 31.

Borrower’s federal employer tax identification number is:23-3090097

(c)	InfoLogix-DDMS, Inc.	DDMS Holdings, LLC

	Used during dates of:	Prior to April 9, 2007

	Type of organization:	Limited Liability Company

	State of organization:	Florida

	Organization file number:	L00000013871

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: N/A

3.	Borrowers represent and warrant to Lender that the chief executive office of each Borrower is located at:

(a)	InfoLogix, Inc. - 101 East County Line Road, Suite 210, Hatboro, PA 19040.

(b)	InfoLogix Systems Corporation - same

(c)	Embedded Technologies, LLC - same

(d)	Opt Acquisition LLC - same

(e)	InfoLogix-DDMS, Inc. - same

4.	Borrowers represent and warrant to Lender that other locations of the Borrowers include:

4360 Northlake Boulevard, Palm Beach Gardens, Florida 33410

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

United States Trademarks

Registration No.	Record Owner	Mark	Type
2702443	InfoLogix, Inc.	INFOLOGIX	Wordmark IC 42

2923756	InfoLogix, LLC	INFOLOGIX	Wordmark IC 35, 38, 42

3006179	InfoLogix, Inc.	CARE STATION	Wordmark IC 20

3006180	InfoLogix, Inc.	MOBILE CARE STATION	Wordmark IC 20

2483149	InfoLogix, Inc.	OPTASIA	Wordmark IC 41

3536132	InfoLogix, Inc.	InfoTablet	Special Form IC 09

3645004	InfoLogix, Inc.	HEALTHTRAX	Wordmark IC 09

Pending United States Trademark Application

Application Serial No.	Record Owner	Mark	Type
78/923,846	InfoLogix, Inc.	HealthTrax	Special Form, ITU, IC 09

United States Patents

Patent No.	Record Owner	Issue Date	Title	Expiration Date
5,285,398	Embedded Technologies LLC	08-Feb-94	Flexible Wearable Computer	05/15/2012

5,491,651	Embedded Technologies LLC	13-Feb-96	Flexible Wearable Computer	05/15/2012

5,555,490	Embedded Technologies LLC	10-Sep-96	Wearable Personal Computer System	12/13/2013

5,572,401	Embedded Technologies LLC	05-Nov-96	Wearable Personal Computer System Having Flexible Battery Forming	10/25/2014

Casing of the System

5,581,492	Embedded Technologies LLC	03-Dec-96	Flexible Wearable Computer	05/15/2012

5,798,907	Embedded Technologies LLC	25-Aug-98	Wearable Computing Device With Module Protrusion Passing Into Flexible Circuitry	05/15/2012

5,991,086	Embedded Technologies LLC	23-Nov-99	Inflatable Optical Housing	06/25/2018

6,057,966	Embedded Technologies LLC	02-May-00	Body-Carryable Display Devices and Systems Using e.g. Coherent Fiber Optic Conduit	05/09/2017

6,097,607	Embedded Technologies LLC	01-Aug-00	Flexible Computer System	11/01/2017

6,108,197	Embedded Technologies LLC	22-Aug-00	Flexible Wearable Computer	05/15/2012

6,121,960	Embedded Technologies LLC	19-Sep-00	Touch Screen Systems and Methods	08/28/2017

6,249,427	Embedded Technologies LLC	19-Jun-01	Wearable Computer Packaging Configurations	03/26/2018

6,271,477	Embedded Technologies LLC	07-Aug-01	Long-Lasting Flexible Circuitry	06/19/2018

6,285,757	Embedded Technologies LLC	04-Sep-01	Interactive Devices and Methods	11/06/2018

6,288,753	Opt Acquisition LLC	11-Sep-01	System and Method for Live Interactive Distance Learning	07/07/2019

Des. 414,928	Embedded Technologies LLC	12-Oct-99	Wearable Computer	10/12/2013

6,574,166	InfoLogix-DDMS, Inc.	3-June-03	Drug Delivery Management System	07/07/2020

6,411,567	InfoLogix-DDMS, Inc.	25-June-02	Drug Delivery Management System	07/07/2020

6,839,304	InfoLogix-DDMS, Inc.	4-Jan-05	Drug Delivery Management System	07/07/2020

7,035,168	InfoLogix-DDMS, Inc.	25-Apr-06	Power control for instrumented medication package	07/07/2020

6,961,285	InfoLogix-DDMS, Inc.	1-Nov-05	Drug Delivery Management System	07/07/2020

7,304,913	InfoLogix-DDMS, Inc.	4-Dec-07	Drug Delivery Management System	07/07/2020

7,612,662	InfoLogix-DDMS, Inc.	3-Nov-09	Drug Delivery Management System	07/07/2020

Foreign Patents and Applications

Intl. Appl. Nos.	Record Owner	Intl. Pub. Date	Title	Country	National Appl/Pat Status
WO 93/23801 PCT/US93/04636	Embedded Technologies LLC	25-Nov-93	Flexible Wearable Computer	JP	2744134 patented

WO 95/16948 PCT/US94/14353	Embedded Technologies LLC	22-Jun-95	Wearable Personal Computer System	CA	2178916 patented
				KR KR	10-411842 patented 10-445122 patented

WO 98/20403 PCT/US97/19770	Embedded Technologies LLC	14-May-98	Flexible Computer System	CA CA	2270415 patented 2640697 pending
				KR	10-0613523 patented

WO 98/09270 PCT/US97/14176	Embedded Technologies LLC	4-Mar-98	Touch Screen Systems and Methods	KR	10-0627378 patented

WO 98/59286 PCT/US98/12835	Embedded Technologies LLC	30-Dec-98	Long-Lasting Flexible Circuitry	KR	99-7011977 pending
				JP	3888696 patented

WO 04/23245 PCT/US03/27350	Info-Logix - DDMS, Inc.	18-Mar-04	Drug Delivery Management System	CA	2497766 pending

				CN	ZL03823547.1 patented
				EPO	03794554.0 pending

WO 02/05039 PCT/US01/21779	Info-Logix - DDMS, Inc.	17-Jan-02	Drug Delivery Management System	AU	2001273336 patented
				CA	2415891 patented
				EPO	01952603.7 pending
				JP	2002-509837 pending

WO 00/25193 PCT/US99/25443	Embedded Technologies LLC	4-May-00	Flex-to-Fix User Interface Devices and Methods	KR KR	10-2001-7005268 pat. 697729 patented 10-2006-7016497 pat. 835757 patented

Pending US Patent Applications

Serial No.	Record Owner	Filing Date	Title
11/948,478	Info-Logix - DDMS,Inc.	30-Nov-07	Drug Delivery Management System

11/948,523	Info-Logix - DDMS,Inc.	30-Nov-07	Drug Delivery Management System

11/948,572	Info-Logix - DDMS,Inc.	30-Nov-07	Drug Delivery Management System

11/948,646	Info-Logix - DDMS,Inc.	30-Nov-07	Drug Delivery Management System

11/937,932	InfoLogix, Inc.	9-Nov-07	Method System and Apparatus for Dwell Monitoring in a Retail Establishment

Copyright Registration No.	Record Owner	Registration Date	Title
TXu-1-280-597	InfoLogix, Inc.	23-Dec-2005	Wireless healthcare technology and patient care

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Omitted

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Amended and Restated Loan and Security Agreement dated November 20, 2009 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Parent Borrower, Inc. (the “Parent Borrower”), Infologix, Inc., Infologix Systems Corporation, Opt Acquisition LLC, Embedded Technologies, LLC, Infologix-DDMS, Inc. as Borrowers. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Parent Borrower, knowledgeable of financial matters regarding Parent Borrower and each Borrower, and is authorized to provide certification of information regarding the Borrower; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, to my knowledge, the Borrowers are in compliance for the period ending                          of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties.  Attached are the required documents supporting the above certification.  The undersigned further certifies that these are prepared in accordance with GAAP without giving effect to FASB 159 (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 90 days

Very Truly Yours,

INFOLOGIX, INC.

By:

Name:

Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [                                                        ], 20[    ], and is entered into by and between                                     , a                        corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as Lender.

RECITALS

A.            Subsidiary’s Affiliates, InfoLogix, Inc. (“Parent Borrower”), InfoLogix, Inc., InfoLogix Systems Corporation, Opt Acquisition LLC, Embedded Technologies, LLC, InfoLogix-DDMS, Inc. (each a “Borrower” and collectively the “Borrowers”) have entered into that certain Amended and Restated Loan and Security Agreement dated as of November 20, 2009, with Lender (as such agreement may be amended, amended and restated, supplement or otherwise modified and in effect from time to time, the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.            Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from each Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.             The recitals set forth above are incorporated into and made part of this Joinder Agreement.  Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.             By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided, however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith.  Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to the Borrowers and not to Subsidiary or any other person or entity.  By way of example (and not an exclusive list): (a) Lender’s providing notice to any Borrower in accordance with the Loan Agreement or as otherwise agreed between Borrowers and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to any Borrower shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

By:

Name:

Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Address:
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

EXHIBIT H

BORROWING BASE CERTIFICATE

Borrower: InfoLogix, Inc. et al

Revolving Loan Commitment Amount:  $12,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 35% over 90 day accounts	$
6.	Concentration Limits	$
7.	Foreign Accounts	$
8.	Deferred Revenue	$
9.	Contra Accounts	$
10.	Affiliate Accounts	$
11.	Governmental Accounts	$
12.	Conditional Payment	$
13.	Disputed Accounts	$
14.	Other (please explain on reverse)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
16.	Eligible Accounts (#3 minus #15)		$
17.	LOAN VALUE OF ACCOUNTS (85% of #16)		$
BALANCES
18.	Maximum Revolving Loan Amount ($12,000,000)		$
19.	Total Funds Available (Lesser of #18 or #17)		$
20.	Present balance of Revolving Loans		$
21.	RESERVE POSITION (#19 minus #20)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned and Hercules Technology Growth Capital, Inc.

INFOLOGIX, INC.

By:
Authorized Signer

EXHIBIT I

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Re:                               Amended and Restated Loan and Security Agreement dated November 20, 2009 among InfoLogix, Inc., InfoLogix Systems Corporation, Opt Acquisition LLC, Embedded Technologies, LLC, InfoLogix-DDMS, Inc. (each a “Borrower” and collectively the “Borrowers”) and Hercules Technology Growth Capital, Inc. (“Company”) (as amended, amended and restated and otherwise modified or supplemented from time to time, the “Agreement”)

In connection with the above referenced Agreement, [                    ] hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to such Borrower’s account indicated below.  [                    ] authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower) (Please Print)

By:

Date:

EXHIBIT J

FORM OF COLLATERAL ASSIGNMENT OF ACQUISITION DOCUMENTS

EXHIBIT K

FORM OF REGISTRATION RIGHTS AGREEMENT

SCHEDULE 1 – SUBSIDIARIES

InfoLogix, Inc.

InfoLogix Systems Corporation, a Delaware corporation

InfoLogix — DDMS, Inc., a Delaware corporation

InfoLogix Systems Corporation

Embedded Technologies, LLC, a Delaware limited liability company

OPT Acquisition LLC, a Pennsylvania limited liability company

SCHEDULE 1A - EXISTING PERMITTED INDEBTEDNESS

PAYEE	AMOUNT

Cal First Leasing (Lease)	$52,161
Cisco Systems Capital Corporation (Lease)	$153,048
De Lage Landen (Lease)	$10,050
AMT Systems, Inc. - Notes Payable	$334,302
Healthcare Informatics Associates, Inc. -	$4,158,352
Notes Payable

SCHEDULE 1B - EXISTING PERMITTED INVESTMENTS

NOTES

1.             None

INVESTMENT ACCOUNTS

1.             None

STOCK AND OTHER EQUITY INTERESTS

Company	Owner	Ownership %	Description
InfoLogix Systems Corporation	InfoLogix, Inc.	100%	Common Stock
InfoLogix – DDMS, Inc.	InfoLogix, Inc.	100%	Common Stock
Embedded Technologies, LLC	InfoLogix Systems Corp.	100%	LLC Interests
OPT Acquisition LLC	InfoLogix Systems Corp.	100%	LLC Interests

SCHEDULE 1C - EXISTING PERMITTED LIENS

Liens in favor of Fujitsu Computer Systems as set forth on UCC-1 financing statement No. 4013771 3 and filed with the Secretary of State of the State of Delaware filed against Info Logix, Inc. (now InfoLogix Systems Corporation)

Liens in favor of California First Leasing Corporation as set forth on UCC-1 financing statement No. 2007 3428314, as amended by UCC Financing Statement No. 2007 3878765 and filed with the Secretary of State of the State of Delaware filed against Info Logix, Inc. (now InfoLogix Systems Corporation)

Lien in favor of Cisco Systems Capital Corporation as set forth on UCC-1 financing statement No. 2633417 as amended by UCC financing statement No. 2645909 filed against Info Logix, Inc. (now InfoLogix Systems Corporation)

SCHEDULE 5.3 - CONSENTS, ETC.

Omitted

SCHEDULE 5.5 - ACTIONS BEFORE GOVERNMENTAL AUTHORITIES

NONE

SCHEDULE 5.8 - TAX MATTERS

NONE

SCHEDULE 5.9 - INTELLECTUAL PROPERTY CLAIMS

NONE

SCHEDULE 5.10 - INTELLECTUAL PROPERTY

NONE

SCHEDULE 5.11 - BORROWER PRODUCTS

NONE

SCHEDULE 5.14 – CAPITALIZATION

Borrower	Jurisdiction of Organization	Owner	Number of Shares Authorized	Number of Shares Issued	Number of Shares Outstanding	Number of Shares Owned by Owner	% of Outstanding Shares Owned
InfoLogix, Inc.	Delaware	Various	100,000,000 Common, 10,000,000 Preferred	25,759,135*	25,759,135*	N/A	N/A

Infologix Systems Corporation	Delaware	InfoLogix, Inc.	1,000	1,000	1,000	1,000	100%

Embedded Technologies, LLC	Delaware	InfoLogix Systems Corporation	N/A	N/A	N/A	N/A	100%

Opt Acquisition LLC	Pennsylvania	InfoLogix Systems Corporation	N/A	N/A	N/A	N/A	100%

InfoLogix-DDMS, Inc.	Delaware	InfoLogix, Inc	1,000	1,000	1,000	1,000	100%

*The number of issued and outstanding shares does not include any share issuable pursuant to the Debt Conversion Agreement.

SCHEDULE 7.14 - DEPOSIT ACCOUNTS

Omitted